                                                 EXHIBIT 2.2

                                 EXECUTION COPY

[REDACTED] = CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND MARKED REDACTED.

PURCHASE AGREEMENT

by and among

TRANSENERGIE HQ, INC.,

TRANSENERGIE U.S. LTD.,

UNITED CAPITAL INVESTMENTS, INC.,

HYDRO-QUEBEC,

UNITED RESOURCES, INC.,

BABCOCK & BROWN INVESTOR SERVICES LIMITED,

BABCOCK & BROWN INFRASTRUCTURE LIMITED,

CROSS-SOUND CABLE COMPANY LLC

and

BBI CSC LLC

TABLE OF CONTENTS
                                   Page

ARTICLE I SALE AND PURCHASE		2
1.1	Sale and Purchase	2
1.2	Purchase Price	2
1.3	Repayment of Loans	2
1.4	Closing	2
1.5	Closing Deliveries	3
1.6	Deposit	3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS		4
2.1	Organization and Qualification; Authority; Non-Contravention; Statutory Approvals	4
2.2	Right and Title to Company Membership Interests	5
2.3	Litigation	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS RELATING TO THE COMPANY		5
3.1	Organization and Qualification; Authority; Non-Contravention; Statutory Approvals	6
3.2	Subsidiaries; Equity Interests; Capitalization	7
3.3	Financial Statements	8
3.4	Absence of Certain Changes or Events; Absence of Undisclosed Liabilities	8
3.5	Taxes	9
3.6	Litigation	9
3.7	Compliance With Laws	10
3.8	Employee Benefits	10
3.9	Permits	10
3.10	Real Property	11
3.11	Contracts	11
3.12	Environmental Matters	12
3.13	Intellectual Property	12
3.14	Affiliate Contracts	13
3.15	Insurance	13
3.16	Title to Assets	13
3.17	Books and Records	13
3.18	Brokers and Finders	13
3.19	No Other Representation	14
3.20	Regulation as a Utility	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		15
4.1	Organization and Qualifications	15
4.2	Authority; Non-Contravention; Statutory Approvals	15
4.3	Financing	16

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4.4	Litigation	16
4.5	Investment Intention; Sufficient Investment Experience; Independent Investigation	17
4.6	Brokers and Finders	17
4.7	Qualified for Operation	17

ARTICLE V COVENANTS		17
5.1	Conduct of Business	17
5.2	Regulatory Approvals	19
5.3	Required Consents	20
5.4	Access	20
5.5	Publicity	21
5.6	Fees and Expenses	21
5.7	Indemnification of Directors and Officers	22
5.8	Survival of Affiliate Contracts	23
5.9	Further Assurances	23
5.10	Financing	23
5.11	Tax Matters	24
5.12	Guaranties Relating to the Company	26
5.13	Supplements to Sellers Disclosure Schedule	26
5.14	Delivery of Financial Statements	27
5.15	Exclusivity	27
5.16	O&M Agreement	28
5.17	Company Guaranty	28
5.18	[REDACTED]	28

ARTICLE VI CONDITIONS TO CLOSING		28
6.1	Conditions to the Obligations of the Parties	28
6.2	Conditions to the Obligation of Purchaser	28
6.3	Conditions to the Obligation of the Sellers	30

ARTICLE VII TERMINATION		31
7.1	Termination	31
7.2	Effect of Termination	32

ARTICLE VIII INDEMNIFICATION		33
8.1	Indemnification by Sellers	33
8.2	Indemnification by Purchaser	33
8.3	Indemnification Process	33
8.4	Limitations on Claims	35
8.5	Characterization of Indemnification Payments	36
8.6	Limitation on Damages	36

ARTICLE IX GUARANTEES		36
9.1	Trans Guaranty	36

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9.2	UCI Guaranty	39
9.3	Purchaser Guaranty	41

ARTICLE X DEFINITIONS AND INTERPRETATION		43
10.1	Defined Terms	43
10.2	Definitions	45
10.3	Interpretation	50

ARTICLE XI [REDACTED]		51

ARTICLE XII GENERAL PROVISIONS		51
12.1	Survival of Representations, Warranties, Covenants and Agreements	51
12.2	Notices	52
12.3	Binding Effect	54
12.4	Assignment; Successors; Third-Party Beneficiaries	54
12.5	Amendments; Waivers; Etc.	55
12.6	Entire Agreement	55
12.7	Interpretation; Schedules	55
12.8	Severability	55
12.9	Counterparts	55
12.10	Governing Law	56
12.11	Venue	56
12.12	Waiver of Jury Trial; Waiver of Immunity	56
12.13	Obligations of Sellers Several and Not Joint	56
12.14	Enforcement	56
12.15	No Right of Set-Off	56
12.16	Currency	57

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SCHEDULES

Sellers Disclosure Schedule

Purchaser Disclosure Schedule

Schedule 5.1	Conduct of the Company
Schedule 5.7(a)	List of Persons
Schedule 5.7(b)	List of Employees, Agents, Directors and Officers
Schedule 5.8	Survival of Affiliate Contracts
Schedule 6.2(e)	Company Resignations and Terminations
Schedule 10.2(c)	Company Knowledge Group
Schedule 10.2(d)	Sellers Knowledge Group
Schedule 10.2(e)	Purchaser Knowledge Group

- iv -

EXHIBITS

Exhibit A	Operating Agreement
Exhibit B	Form of Assignment Agreement
Exhibit C	O&M Agreement
Exhibit D	Company Guaranty
Exhibit E	Termination and Release Agreement
Exhibit F	Form of LIPA Further Assurances
Exhibit G	Form of Estoppel Certificate
[REDACTED]

- v -

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of November 8, 2005, is entered into by and among TransEnergie HQ, Inc., a company incorporated under the Canada Business Corporations Act (“TEHQ”), TransEnergie U.S. Ltd., a Delaware corporation (“TEUS”), United Capital Investments, Inc., a Connecticut corporation (“UCI,” and, together with TEHQ and TEUS, the “Sellers,” and individually, each a "Seller"), Cross-Sound Cable Company LLC, a Connecticut limited liability company (the “Company”), BBI CSC LLC, a Delaware limited liability company (“Purchaser”), Babcock & Brown Infrastructure Limited (ACN 100 364 234), an Australian public company, and Babcock & Brown Investor Services Limited (ACN 099 717 638), acting in its capacity as trustee of Babcock & Brown Infrastructure Trust (ARSN 100 375 479) (collectively, the “Purchaser Guarantor”), Hydro-Quebec, a body politic and corporate, duly incorporated and regulated by the Hydro-Quebec Act (R.S.Q., chapter H-5) (“HQ” or “Trans Guarantor”) and United Resources, Inc., a Connecticut corporation (“UCI Guarantor”). Each of Purchaser, the Company and the Sellers are sometimes referred to individually herein as a “Party” and collectively as the “Parties.” Certain other terms are defined throughout this Agreement and in Section 10.2 hereof.

W I T N E S S E T H:

WHEREAS, the Sellers collectively own all of the issued and outstanding membership interests of the Company (the “Company Membership Interests”), with TEHQ owning one Class A Membership Interest of the Company representing a one percent (1%) ownership percentage in the Company, TEUS owning 74 Class B Membership Interests of the Company representing a seventy-four percent (74%) ownership percentage in the Company, and UCI owning 25 Class B Membership Interests of the Company representing a twenty-five percent (25%) ownership percentage in the Company; and

WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, all of the Company Membership Interests, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, Purchaser and the Sellers shall amend and restate the Operating Agreement of the Company in its entirety (such amended and restated agreement, a form of which is attached as Exhibit A hereto, the “Operating Agreement”), to admit Purchaser as the sole member of the Company and to effect the withdrawal of the Sellers as members of the Company; and

WHEREAS, pursuant to that certain Loan Agreement, dated as of February 27, 2003, as amended by the First Amended Loan Agreement, dated as of February 28, 2005 (the “Loan Agreement”), by and among the Company, HQ, and UIL Holdings Corporation, a Connecticut corporation (“UIL”), HQ and UIL have loaned [REDACTED] to the Company, including principal and interest through the date hereof, as evidenced by the Notes (as defined in the Loan Agreement); and

WHEREAS, on or prior to the Closing and in connection with this Agreement and the transactions contemplated hereby, the Parties intend the Company to discharge all of the

Company’s obligations to prepay the Note held by HQ and the Note held by UIL under Section 2.05(c)(ii) of the Loan Agreement; and

WHEREAS, Trans Guarantor desires to guarantee the obligations of TEHQ and TEUS under this Agreement as set forth herein; and

WHEREAS, UCI Guarantor desires to guarantee the obligations of UCI under this Agreement as set forth herein; and

WHEREAS, Purchaser Guarantor desires to guarantee the obligations of Purchaser under this Agreement as set forth herein; and

WHEREAS, from and after the Closing, the Company desires to, and Purchaser desires to cause the Company to, guarantee the obligations of Purchaser under this Agreement pursuant to the Company Guaranty (as defined in Section 5.17).

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made in this Agreement and of the mutual benefits to be derived therefrom, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1  Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from each Seller, and each Seller shall sell to Purchaser, all of the Company Membership Interests owned by such Seller, free and clear of any and all Liens, which in the aggregate constitute all of the Company Membership Interests issued and outstanding (the “Transaction”).

1.2  Purchase Price. The aggregate consideration to be paid by Purchaser in respect of the purchase of the Company Membership Interests shall be an amount in cash equal to $213,000,000, less the amount to be transferred by Purchaser in respect of the Loan Agreement pursuant to Section 1.3 below (the “Purchase Price”).

1.3  Repayment of Loans. Upon the terms and subject to the conditions of this Agreement, simultaneous with the Closing, Purchaser shall transfer to the Company funds sufficient to enable the Company to discharge all of the Company's obligations under Section 2.05(c)(ii) of the Loan Agreement including the principal and interest on the Notes through the date of the Closing, such amounts not to exceed an aggregate of $213,000,000 (the "Loan Repayment Amount"). Simultaneously with the Closing, the Company shall discharge all of its obligations under Section 2.05(c)(ii) ofthe Loan Agreement by wire transfer of immediately available funds to the bank account or accounts designated by HQ and UIL prior to the Closing.

1.4  Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington, D.C., 20005, at 10:00 a.m., local time, as soon as practicable, but in any event not later than the second (2nd) Business Day immediately following the date on which the last of the conditions contained in Article VI is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or at such other place, time and date (the “Closing Date”) as the Parties may agree; [REDACTED]

1.5  Closing Deliveries. At the Closing:

(a)  Purchaser shall pay to TEHQ an amount in cash equal to one percent (1%) of the Purchase Price (such amount, the “TEHQ Purchase Price”) for the Company Membership Interests so delivered by TEHQ, by wire transfer of immediately available funds to the bank account or accounts designated by TEHQ prior to the Closing.

(b)  Purchaser shall pay to TEUS an amount in cash equal to seventy-four percent (74%) of the Purchase Price (such amount, the “TEUS Purchase Price”) for the Company Membership Interests so delivered by TEUS, by wire transfer of immediately available funds to the bank account or accounts designated by TEUS prior to the Closing.

(c)  Purchaser shall pay to UCI an amount in cash equal to twenty-five percent (25%) of the Purchase Price (such amount, the “UCI Purchase Price”) for the Company Membership Interests so delivered by UCI, by wire transfer of immediately available funds to the bank account or accounts designated by UCI prior to the Closing.

(d)  Each Seller shall deliver an Assignment Agreement to Purchaser transferring all Company Membership Interests held by such Seller to Purchaser, in form and substance attached hereto as Exhibit B (each, an “Assignment Agreement”), and duly executed by such Seller. A copy of each Assignment Agreement shall be delivered to the Company to serve as written notice of the sale of the Company Membership Interests. In addition, each Seller shall surrender to the Company for registration of transfer all certificates evidencing such Seller’s Company Membership Interests, which shall be marked “Cancelled”, and the Company shall issue a new certificate evidencing the Company Membership Interests to Purchaser.

(e)  The Company shall discharge all of its obligations under Section 2.05(c)(ii) of the Loan Agreement by wire transfer of immediately available funds to the bank account or accounts designated by HQ and UIL prior to the Closing.

(f)  Each Party shall deliver the other documents and agreements required to be delivered by it pursuant to Article VI hereof.

1.6  Deposit

Simultaneously with the execution of this Agreement, Purchaser shall deposit into escrow with The Bank of New York, as escrow agent (the "Escrow Agent") an amount equal to $10,000,000 (such deposit, plus any interest earned thereon from (and including) the date hereof to (but excluding) the Closing Date or date of earlier termination of this Agreement being referred to as the "Deposit") pursuant to the escrow agreement (the "Escrow Agreement") being executed in connection herewith. At the Closing, the Deposit shall be transferred by the Escrow

Agent to the Sellers, pro rata, based on their respective Percentage Shares and applied against the Purchase Price. [REDACTED]

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed on the Sellers Disclosure Schedule, each of the Sellers, severally and not jointly, represents and warrants, as to itself only, to Purchaser as follows in this Article II, [REDACTED]:

2.1  Organization and Qualification; Authority; Non-Contravention; Statutory Approvals.

(a)  Organization and Qualification. Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)  Authority. Such Seller has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is or will be a party, and, subject to receipt of the Seller Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of such Seller, and no other corporate proceedings or approvals on the part of such Seller are necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which such Seller is or will be a party have been duly authorized, and this Agreement has been, and the Transaction Documents to which such Seller is or will be a party, have been or will be prior to the Closing, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes, or will constitute at or prior to Closing, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c)  Non-contravention. Such Seller’s execution and delivery of this Agreement and the Transaction Documents to which it is or will be a party, and the performance of its obligations hereunder and thereunder does not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation of, or result in the creation of any Lien upon any of such Seller’s Company Membership Interests pursuant to any provision of: (i) the Organizational Documents of such Seller (subject to obtaining the third party Consents set forth in Section 2.1(c) of the Sellers Disclosure Schedule (the “Seller Required Consents”)); (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which it is a party or by which it may be bound (subject to obtaining the Seller Required Consents); or (iii) any Law, Permit or Governmental Order applicable to it (subject to obtaining the Seller Required Statutory Approvals), other than, in the case of clauses (ii) and (iii) above, any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect on such Seller or a Company Material Adverse Effect.

(d)  Statutory Approvals. Except for the filings or approvals (i) set forth in Section 2.1(d) of the Sellers Disclosure Schedule (the “Seller Required Statutory Approvals”) and (ii) as may be required due to the regulatory or corporate status of Purchaser or Purchaser Guarantor, no Material Consent of any Governmental Entity is required to be made or obtained by such Seller in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation by such Seller of the transactions contemplated hereby or thereby.

2.2  Right and Title to Company Membership Interests. The Sellers are the only members of the Company, with TEHQ owning one Class A Membership Interest of the Company representing a one percent (1%) ownership percentage in the Company, TEUS owning 74 Class B Membership Interests of the Company representing a seventy-four percent (74%) ownership percentage in the Company and UCI owning 25 Class B Membership Interests of the Company representing a twenty-five percent (25%) ownership percentage in the Company. The Company Membership Interests have been duly authorized and validly issued and constitute one hundred percent (100%) of the outstanding Equity Interests of the Company. Such Seller holds the Company Membership Interest owned by it free and clear of any and all Liens, other than those Liens imposed by the terms of the operating agreement of the Company, as currently in effect. Upon completion of the Closing, such Seller shall have conveyed to the Purchaser the Company Membership Interests required by this Agreement to be conveyed to the Purchaser at the Closing, free and clear of any and all Liens.

2.3  Litigation. There is no action, claim, suit or proceeding at law or in equity (including, without limitation, Governmental Entity investigations, proceedings or audits) pending or, to the Knowledge of such Seller, threatened against such Seller that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect on such Seller or a Company Material Adverse Effect. Subject to obtaining the Seller Required Statutory Approvals, there are no Governmental Orders of or by any Governmental Entity applicable to such Seller except for such that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect on such Seller or a Company Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SELLERS RELATING TO THE COMPANY

Except as disclosed on the Sellers Disclosure Schedule and except for any actions permitted by Section 5.1 of this Agreement, each of the Sellers, severally and not jointly, represents and warrants to Purchaser as follows in this Article III, [REDACTED]:

3.1  Organization and Qualification; Authority; Non-Contravention; Statutory Approvals.

(a)  Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Company Subsidiary is duly organized, validly existing and in good standing under the laws of the State of New York. Each of the Company and the Company Subsidiary has full limited liability company power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted. The Company and the Company Subsidiary are each duly qualified to do business and is in good standing as a foreign limited liability company in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties, except for those jurisdictions where failure to have such power and authority or to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  Authority. The Company has full limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is or will be a party, and, subject to receipt of the Company Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings or approvals on the part of the Company are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which the Company is or will be a party have been duly authorized, and this Agreement has been, and the Transaction Documents to which the Company is or will be a party, have been or will be at or prior to Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes, or will constitute at or prior to Closing, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c)  Non-contravention. The Company’s execution and delivery of this Agreement and the Transaction Documents to which it is or will be a party, and the performance of its obligations hereunder and thereunder does not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation of, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to any provision of: (i) the Organizational Documents of the Company or the Company Subsidiary (subject to obtaining the third-party Consents set forth in Section 3.1(c) of the Sellers Disclosure Schedule (the “Company Required Consents”)); (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary may be bound (subject to obtaining the Company Required Consents and the Seller Required Consents); or (iii) any Law, Permit or Governmental Order applicable to the Company or the Company Subsidiary (subject to obtaining the Seller Required Statutory Approvals and the Company Required Statutory Approvals), other than in the case of clauses (ii) and (iii) above, any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

(d)  Statutory Approvals. Except for the filings or approvals (i) set forth in Section 3.1(d) of the Sellers Disclosure Schedule (the “Company Required Statutory Approvals”) and (ii) as may be required due to the regulatory or corporate status of Purchaser or Purchaser Guarantor, no Material Consent of any Governmental Entity is required to be made or obtained by the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation by the Company of the transactions contemplated hereby or thereby.

3.2  Subsidiaries; Equity Interests; Capitalization.

(a)  Company Subsidiary. Cross-Sound Cable Company New York LLC, a New York limited liability company (the “Company Subsidiary”), is the sole Subsidiary of the Company. All of the Equity Interests of the Company Subsidiary are wholly owned directly by the Company, and are owned free and clear of all Liens, other than Permitted Liens. All of the issued and outstanding Equity Interests in the Company Subsidiary have been duly authorized and validly issued.

(b)  No Other Equity Interests. The Company does not own, directly or indirectly, any Equity Interests in any Person other than the Company Subsidiary.

(c)  Capitalization. The Sellers collectively own all of the outstanding membership interests of the Company. Except as set forth in Section 3.2(c) of the Sellers Disclosure Schedule and except as provided for in the Organizational Documents of the Company or the Company Subsidiary, there are no:

(i)  subscriptions, options, warrants, calls, conversion, exchange, purchase right or other written contracts, rights, agreements or commitments of any kind obligating, directly or indirectly, the Company or the Company Subsidiary to issue, transfer, sell or otherwise dispose of, or cause to be issued, transferred, sold or otherwise disposed of, any Equity Interests of the Company or the Company Subsidiary or any securities convertible into or exchangeable for any such Equity Interests;

(ii)  agreements, limited liability company agreements, partnership agreements, voting trusts, proxies or other agreements, instruments or understandings to which the Company or the Company Subsidiary is a party, or by which the Company or the Company Subsidiary is bound, relating to the voting of any shares of the Equity Interests of the Company or the Company Subsidiary; or

(iii)  dividends, distributions or other amounts that have been declared and payable or in arrears and there exists no preemptive or similar right in respect of any such Equity Interests.

3.3  Financial Statements.

(a)  The Company has provided to Purchaser copies of the audited consolidated balance sheets of the Company as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended (the “Audited 2004 Financial Statements”). Except as set forth on Section 3.3(a) of the Sellers Disclosure Schedule, the Audited 2004 Financial Statements fairly present, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, the results of its operations, the changes in its members’ equity and its cash flows for the years then ended in conformity with GAAP consistently applied.

(b)  The Company has provided to Purchaser copies of the unaudited consolidated balance sheets of the Company as of June 30, 2005 and the related unaudited consolidated statements of operations and cash flows for the six-month period then ended (the “Interim Financial Statements”). Except as set forth on Section 3.3(b) of the Sellers Disclosure Schedule, the Interim Financial Statements have been prepared on a basis consistent with the Audited 2004 Financial Statements (subject to the absence of footnotes) and fairly present (subject to normal year-end audit adjustments, which are not expected to have, individually or in the aggregate, a Company Material Adverse Effect) in all Material respects the financial condition of the Company, results of its operations and the changes in cash flows for the reporting period presented.

(c)  Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, at the Closing, neither the Company nor the Company Subsidiary shall have any indebtedness for borrowed money.

(d)  [REDACTED]

3.4  Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

(a)  Since June 30, 2005 through the date hereof, except as set forth in Section 3.4(a) of the Sellers Disclosure Schedule, other than in connection with the transactions contemplated by this Agreement, neither the Company nor the Company Subsidiary, has taken any of the actions set forth in Sections 5.1(b) through 5.1(n) and Section 5.1(p), that, if taken after the execution and delivery of this Agreement, would require the consent of Purchaser pursuant to Section 5.1.

(b)  Except as set forth on Section 3.4(b) of the Sellers Disclosure Schedule, since June 30, 2005, there has not been any change, event, condition, circumstance, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  Since June 30, 2005, neither the Company nor the Company Subsidiary has incurred any Liability that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5  Taxes. Except as set forth in Section 3.5 of the Sellers Disclosure Schedule:

(i)  each of the Company and the Company Subsidiary has (A) timely filed (or there has been filed on its behalf) with the appropriate Governmental Entity all Tax Returns required to have been filed by it, and all such Tax Returns were true, accurate and complete in all material respects when filed and (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes shown as due or payable on such Tax Returns;

(ii)  no audits or other administrative proceedings or court proceedings are, as of the date hereof, pending with regard to any Taxes or Tax Returns of the Company or the Company Subsidiary;

(iii)  neither the Company nor the Company Subsidiary has waived the applicable statute of limitations for the assessment or collection of any Taxes;

(iv)  there are no Liens for Taxes on any assets of the Company or the Company Subsidiary, except to the extent of statutory Liens existing for any Taxes accruing but not yet due and payable or which are being contested in good faith by appropriate proceedings;

(v)  the Company has qualified as, and has been treated as, a partnership for United States federal income tax purpose at all times since the date of its formation on September 27, 2000;

(vi)  the Company Subsidiary has qualified as, and been treated as, a disregarded entity separate from its owner for United States federal income tax purposes at all times since the date of its formation on September 26, 2000; and

(vii)  the unpaid Taxes of the Company and the Company Subsidiary do not exceed the Reserve for Tax Liability set forth on the balance sheet as of June 30, 2005 and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and the Company Subsidiary; and

(viii)  the Company has delivered to Purchaser correct and complete copies of all Tax Returns of the Company or the Company Subsidiary.

3.6  Litigation. Except as set forth in Section 3.6 of the Sellers Disclosure Schedule, there is no action, claim, suit or other proceeding at law or in equity (including, without limitation, Governmental Entity investigations, proceedings or audits) pending or, to the Knowledge of the Sellers and the Company, threatened against the Company or the Company Subsidiary or affecting the assets or properties of the Company or the Company Subsidiary that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7  Compliance With Laws.

(a)  Except as set forth in Section 3.7(a) of the Sellers Disclosure Schedule, neither the Company nor the Company Subsidiary has been given written notice of or been charged with any Violation of, or, to the Knowledge of the Sellers and the Company, is in Violation of or is under investigation with respect to any Violation of, any Law or Governmental Order, except in each case for Violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Material notices, consents, registrations, compliance filings and periodic reports to be filed by the Company or the Company Subsidiary with the Federal Energy Regulatory Commission, New York State Public Service Commission, Connecticut Department of Public Utility Control, ISO-New England Inc., New York Independent System Operator, Connecticut Department of Environmental Protection, New York State Department of Environmental Conservation, U.S. Army Corps of Engineers, Connecticut Siting Council, City of New Haven, and New York State Office of General Services required to be filed and necessary for the operation of its business as currently conducted have been filed by the Company or the Company Subsidiary, as applicable.

(b)  This Section 3.7 does not relate to tax matters, which are instead the subject of Section 3.5, employee benefits matters, which are instead the subject of Section 3.8, Company Permits, which are instead the subject of Section 3.9, or (except to the extent set forth in the final sentence of Section 3.7(a)) environmental matters, which are instead the subject of Section 3.12.

3.8  Employee Benefits. Neither the Company nor the Company Subsidiary maintains any bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, employment, consulting, compensation, stock purchase, stock option, phantom stock or other equity-based compensation, severance pay, termination, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, loan, educational assistance or other fringe benefit plans, programs, agreements and arrangements for the benefit of any employee or former employee of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary employs any persons who would be considered employees for purposes of ERISA.

3.9  Permits.

(a)  Except as set forth in Section 3.9(a) of the Sellers Disclosure Schedule, each of the Company and the Company Subsidiary has all Permits that are necessary for it to own, lease and operate its assets and properties and conduct its operations in the manner in which they are presently conducted, other than any such Permits the failure of which to have would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, “Company Permits”). Except as set forth in Section 3.9(a) of the Sellers Disclosure Schedule, each Company Permit held by the Company and the Company Subsidiary is in full force and effect other than any failure to be in full force and effect which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiary are in compliance with the terms of the Company Permits, except failures so to comply which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has

not received any written notice of any modification, suspension or cancellation of any of the Company Permits, threatened or otherwise, except where the modification, suspension or cancellation of any of the Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)  This Section 3.9 does not relate to environmental matters, which are instead the subject of Section 3.12.

3.10  Real Property

(a)  Section 3.10(a) of the Sellers Disclosure Schedule lists all real property leases to which the Company or the Company Subsidiary is a party (the “Leased Real Property”). Section 3.10(a) of the Sellers Disclosure Schedule lists all real property owned by the Company or the Company Subsidiary (the “Owned Real Property”). Section 3.10(a) of the Sellers Disclosure Schedule lists all easements benefiting the Company or the Company Subsidiary (the “Easements”).

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiary has good and valid title to, or a valid leasehold interest in (or has analogous property rights under applicable Law), all Owned Real Property, the Easements and the Leased Real Property, as the case may be, used by it free and clear of all Liens, other than Permitted Liens.

(c)  Neither the Company nor the Company Subsidiary has received written notice of a proceeding in eminent domain or other similar proceedings affecting any of the Owned Real Property, the Easements or the Leased Real Property that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11  Contracts.

(a)  Set forth in Section 3.11(a) of the Sellers Disclosure Schedule is, as of the date hereof, a list of all agreements and contracts to which the Company or the Company Subsidiary is a party or by which any of their respective properties or assets are bound (the agreements and contracts set forth in Section 3.11(a) of the Sellers Disclosure Schedule are referred to herein as the “Company Contracts”):

(b)  The Company has made available to Purchaser complete and correct copies of all Company Contracts. Except as set forth in Section 3.11(b)(i) of the Sellers Disclosure Schedule, each Company Contract is the valid, binding and enforceable obligation of the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, of each other party thereto, in each case (x) except as limited by Laws affecting the enforcement of creditors' rights generally or by general equitable principles and (y) with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiary has complied with its obligations under each Company Contract to which it is a party, except for any failures to comply which (A) have been consented to or waived, directly or indirectly, by the counterparty or counterparties thereto or (B) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.11(b)(ii) of the

Sellers Disclosure Schedule, neither the Company nor the Company Subsidiary is in breach or default under any Company Contract, which breach or default has not been waived, and, to the Knowledge of the Company, no other party to any Company Contract is in breach or default, except in each case, for any breach or default that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12  Environmental Matters. Except as set forth in Section 3.12 of the Sellers Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)  to the Knowledge of the Company, the Company and the Company Subsidiary are in compliance with all applicable Environmental Laws, including having and complying with the terms and conditions of all Permits required pursuant to applicable Environmental Laws;

(b)  neither the Company nor the Company Subsidiary (i) has received from any Governmental Entity any written notice of violation of, alleged violation of, non-compliance with, or Liability or potential Liability pursuant to, any Environmental Law, other than notices with respect to matters that have been resolved and for which the Company or the Company Subsidiary has no further obligations outstanding or (ii) is subject to any outstanding Governmental Order, “consent order” or other agreement with regard to any violation, noncompliance or Liability under any Environmental Law;

(c)  to the Knowledge of the Company, no judicial proceeding or governmental or administrative action is pending under any applicable Environmental Law pursuant to which the Company or the Company Subsidiary is a party; and

(d)  to the Knowledge of the Company, no Hazardous Substances have been Released into the soil, surface water, sediments or ground water at, on, or under any of the Company’s or the Company Subsidiary’s current facilities or have been abandoned at such facilities, (i) such that the Company or the Company Subsidiary would be obligated to remove, remediate or otherwise respond to Releases of such Hazardous Substances pursuant to any Environmental Law or (ii) that would reasonably be expected to result in claims against the Company or the Company Subsidiary by other Persons under any Environmental Law (including claims for damage or injury to persons, property or natural resources).

Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, all environmental matters shall be governed exclusively by this Section 3.12.

3.13  Intellectual Property.

(a)  (i) the Company and the Company Subsidiary own, or have the right to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), licenses, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, “Intellectual Property”) used in and necessary for the conduct of the businesses of the Company and the Company Subsidiary as currently conducted; (ii) to the Knowledge of the Company, the use of the Intellectual Property used in the businesses of the Company and the Company Subsidiary as currently conducted does not infringe or otherwise violate the Intellectual Property rights of any third party; (iii) to the Knowledge of the Company, no third party is challenging, infringing or otherwise violating any right of the Company or the Company Subsidiary in any Intellectual Property necessary for the conduct of the businesses of the Company and the Company Subsidiary as currently conducted; and (iv) neither the Company nor the Company Subsidiary has received any written notice of any pending claim that Intellectual Property used in and necessary for the conduct of the businesses of the Company and the Company Subsidiary as currently conducted infringes or otherwise violates the Intellectual Property rights of any third party.

3.14  Affiliate Contracts. Section 3.14 of the Sellers Disclosure Schedule contains a true and complete list of each written agreement or contract as of the date hereof between (i) the Company or the Company Subsidiary, on one hand and (ii) a Seller or any Affiliate thereof (other than the Company and the Company Subsidiary) on the other (collectively, the “Affiliate Contracts”).

3.15  Insurance. All existing insurance policies of the Company and the Company Subsidiary are in full force and effect, all insurance premiums due thereon have been paid in full when due and no written notice of cancellation, non renewal or termination, or any written notice threatening cancellation, non renewal or termination, has been received by the Company or the Company Subsidiary. Set forth in Section 3.15 of the Sellers Disclosure Schedule is a list of all policies of insurance (the “Insurance Policies”) under which any of the Company’s or the Company Subsidiary’s assets or business activities are covered, including for each such policy the type of policy, the name of the insured, the term of the policy, a description of the limits of such policy, the basis of coverage and the deductibles. The Company has made available to Purchaser copies of the Insurance Policies together with riders and amendments thereto or, in the case of such policies which have been recently renewed or are currently in the process of being renewed, such other documentation evidencing such policies. The Company is in compliance with the terms and conditions of the Insurance Policies, except failures so to comply which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.16  Title to Assets. Each of the Company and the Company Subsidiary has good and valid title to all of its Material personal assets and Material personal properties, free and clear of all Liens, except for Permitted Liens. The assets, rights and properties owned by or leased by the Company and the Company Subsidiary constitute all of the Material tangible and intangible property used by the Company and the Company Subsidiary and necessary to the conduct of the Company’s and the Company Subsidiary’s businesses and operations as it is currently being conducted.

3.17  Books and Records. The books, records and accounts, including financial records, that have been previously delivered or made available by the Sellers and the Company to Purchaser are complete and correct copies of such books, records and accounts.

3.18  Brokers and Finders. None of the Sellers, the Company or the Company Subsidiary has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee payable by the Company or the Company Subsidiary in connection with any of the transactions contemplated by this Agreement.

3.19  No Other Representation. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE II AND ARTICLE III OR IN ANY OF THE TRANSACTION DOCUMENTS, NONE OF THE SELLERS, THE COMPANY, THE COMPANY SUBSIDIARY OR THEIR RESPECTIVE AFFILIATES NOR ANY OF THEIR RESPECTIVE DIRECTORS, MEMBERS OF THE MANAGEMENT COMMITTEE, OFFICERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, MAKES OR HAS MADE, AND EACH OF THE SELLERS, THE COMPANY, THE COMPANY SUBSIDIARY AND THEIR RESPECTIVE AFFILIATES AND ALL OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES HEREBY NEGATE AND DISCLAIM, ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE COMPANY MEMBERSHIP INTERESTS, THE BUSINESS, ASSETS OR LIABILITIES OF THE COMPANY OR THE COMPANY SUBSIDIARY, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER MATTER. IN CONNECTION WITH PURCHASER’S INVESTIGATION OF THE COMPANY AND THE COMPANY SUBSIDIARY, PURCHASER HAS RECEIVED AND MAY CONTINUE TO RECEIVE FROM SELLERS, THE COMPANY OR THEIR RESPECTIVE REPRESENTATIVES CERTAIN ESTIMATES, PROJECTIONS AND OTHER FORECASTS FOR THE COMPANY AND THE COMPANY SUBSIDIARY AND CERTAIN PLAN AND BUDGET INFORMATION. PURCHASER ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, FORECASTS, PLANS AND BUDGETS, THAT PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS SO FURNISHED TO IT, AND THAT PURCHASER IS NOT RELYING ON ANY ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR BUDGETS FURNISHED BY SELLERS, THE COMPANY OR THEIR RESPECTIVE REPRESENTATIVES, AND PURCHASER SHALL NOT HOLD ANY SUCH PERSON LIABLE WITH RESPECT THERETO. NEITHER SELLERS NOR THE COMPANY MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR BUDGETS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT NONE OF THE SELLERS, THE COMPANY, THE COMPANY SUBSIDIARY AND THEIR RESPECTIVE AFFILIATES AND NONE OF THEIR RESPECTIVE DIRECTORS, MEMBERS OF THE MANAGEMENT COMMITTEE, OFFICERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES HAS MADE, AND SELLERS AND THE COMPANY HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST SELLERS, THE COMPANY, THE COMPANY SUBSIDIARY AND THEIR RESPECTIVE AFFILIATES AND ALL OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SUBSIDIARIES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES (OTHER THAN ANY SUCH RIGHTS, CLAIMS OR CAUSES OF

ACTION ARISING OUT OF FRAUD OR INTENTIONAL OR WILLFUL MISCONDUCT OF ANY SUCH PERSONS) IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES PRIOR TO, ON OR AFTER THE DATE HEREOF BY OR ON BEHALF OF SELLERS, THE COMPANY AND THE COMPANY SUBSIDIARY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED HEREIN MADE BY OR ON BEHALF OF A PARTY ARE MADE SOLELY AND EXCLUSIVELY BY OR ON BEHALF OF A PARTY AND NOT BY OR ON BEHALF OF SUCH PARTY’S REPRESENTATIVES (INCLUDING EMPLOYEES) OR ANY OTHER PERSON.

3.20  Regulation as a Utility. The Company is not regulated as an electric distribution company by the State of Connecticut, and the Company Subsidiary is regulated as a public utility or public service company (or similar designation) by the State of New York.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules, Purchaser represents and warrants to each Seller as follows in this Article IV:

4.1  Organization and Qualification. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware and has full limited liability company power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted. Purchaser is duly qualified to do business and in good standing as a foreign limited liability company in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership of its properties, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.2  Authority; Non-Contravention; Statutory Approvals.

(a)  Authority. Purchaser has full limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is or will be a party and, subject to receipt of the Purchaser Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Purchaser, and no other proceedings or approvals on the part of Purchaser are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which Purchaser is or will be a party have been duly authorized, and this Agreement has been, and the Transaction Documents to which Purchaser is or will be a party, have been or will be at or prior to Closing, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes, or will constitute at or prior to Closing, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)  Non-contravention. Except as set forth in Section 4.2(b) of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, result in any Violation, or result in the creation of any Lien upon, any of the properties or assets of Purchaser, pursuant to any provision of (i) the Organizational Documents of Purchaser; (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which Purchaser is a party or by which Purchaser may be bound (subject to obtaining the third-party Consents set forth in Section 4.2(b) of the Purchaser Disclosure Schedule (the “Purchaser Required Consents”)); or (iii) any Law, Permit or Governmental Order applicable to Purchaser (subject to obtaining the Purchaser Required Statutory Approvals), other than in the case of clauses (ii) and (iii) above, for any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)  Statutory Approvals. Except for the filings or approvals (i) set forth in Section 4.2(c) of the Purchaser Disclosure Schedule (the “Purchaser Required Statutory Approvals”) and (ii) as may be required due to the regulatory or corporate status of the Sellers or the Company, no Material Consent of any Governmental Entity is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

4.3  Financing. Purchaser has, and will have at the Closing available cash and credit capacity, either in its accounts, through binding and enforceable credit arrangements or borrowing facilities or otherwise, sufficient to (i) pay the TEHQ Purchase Price, the TEUS Purchase Price and the UCI Purchase Price at the Closing, (ii) transfer to the Company funds sufficient to enable the Company to discharge all of the Company’s obligations under Section 2.05(c)(ii) of the Loan Agreement immediately prior to the Closing and (iii) perform all of its obligations hereunder including, without limitation, its obligations under Section 5.10 (the “Financing Arrangements”), all without any distributions from the Company in excess of the amounts transferred pursuant to clause (ii) above, and neither the Company nor the Company Subsidiary will be required to assume or become liable for such Financing Arrangements prior to the Closing. A description of the Financing Arrangements is set forth in Section 4.3 of the Purchaser Disclosure Schedule. Prior to the date of this Agreement, Purchaser has provided the Sellers with copies of all documentation relating to the Financing Arrangements, including any commitment letters for any of the foregoing, which Purchaser intends to utilize to make the payments described in this Section 4.3.

4.4  Litigation. Except as set forth in Section 4.4 of the Purchaser Disclosure Schedule, there is no action, claim, suit or proceeding at law or in equity pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or affecting any of their respective assets or properties that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There are no Governmental Orders of or by any Governmental Entity applicable to Purchaser or any of its Subsidiaries except for such that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.5  Investment Intention; Sufficient Investment Experience; Independent Investigation. Purchaser is acquiring the Company Membership Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof in a manner not permitted by the Securities Act. Purchaser understands that the Company Membership Interests have not been registered under the Securities Act and, if and to the extent the Securities Act applies, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and pursuant to registration or qualification (or exemption therefrom) under applicable state securities laws. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of an investment in the Company Membership Interests. Purchaser has been given adequate opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, the Sellers, the Company and their respective representatives concerning the Company and Purchaser’s investment in the Company Membership Interests. Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Company and the Company Subsidiary, that it has made all such reviews and inspections of the business, assets, results of operations and condition (financial or otherwise) of the Company and the Company Subsidiary as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis, and evaluation of the Sellers’ representations and warranties set forth in Article II and Article III.

4.6  Brokers and Finders. Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except with respect to an Affiliate of Purchaser, the fees of which shall be paid entirely by Purchaser.

4.7  Qualified for Operation. Purchaser is qualified to obtain any Permits necessary for the operation by Purchaser of the Company or the Company Subsidiary as of the Closing in the same manner as the Company or the Company Subsidiary are currently operated, and employs or utilizes personnel with the technical expertise and training necessary to operate the business of the Company and the Company Subsidiary in compliance with such Permits and in a safe and reliable manner.

     ARTICLE V

COVENANTS

5.1  Conduct of Business. After the date hereof and prior to the Closing or earlier termination of this Agreement, except as set forth in Schedule 5.1 and except (i) as contemplated in or permitted by this Agreement, (ii) as may be required to comply with any Company

Contract, (iii) in connection with necessary or prudent repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters, (iv) in connection with necessary or prudent maintenance consistent with manufacturer’s recommendations and warranties, (v) as required by applicable Law, or (vi) to the extent Purchaser shall otherwise consent, which decision regarding consent shall be made promptly and which consent shall not be unreasonably withheld, conditioned or delayed, each Seller shall exercise the voting, governance and contractual powers available to it to cause the Company and the Company Subsidiary to, and the Company shall:

(a)  conduct its businesses in the ordinary and usual course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, lessors, employees and business associates;

(b)  not (i) amend its Organizational Documents; (ii) split, combine or reclassify its outstanding Equity Interests; (iii) in the case of the Company only, declare, set aside or pay any dividend payable in cash, stock or property in respect of any Equity Interests other than dividends paid to the Company; or (iv) repurchase, redeem or otherwise acquire Equity Interests or any securities convertible into or exchangeable or exercisable for any Equity Interests;

(c)  not issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any of its Equity Interests;

(d)  not incur any indebtedness other than (i) borrowings in the ordinary course of business or (ii) borrowings under existing credit facilities as such facilities may be amended or replaced, and with respect to (i) or (ii) in an aggregate amount not to exceed [REDACTED];

(e)  not, other than in the ordinary and usual course of business, make any commitments for or make capital expenditures in excess of [REDACTED] singularly or [REDACTED] in the aggregate;

(f)  not, other than in the ordinary and usual course of business make any acquisition of, or investment in, assets or stock of any other Person;

(g)  not, other than in the ordinary and usual course of business, sell, lease, license, encumber or otherwise dispose of any of its assets;

(h)  not change any Material financial or Material Tax accounting method, policies, practices or election, except as required by GAAP or applicable Law;

(i)  not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transaction);

(j)  not settle or compromise any Material litigation requiring payment of an amount in excess of the reserves established therefor, or waive, release or assign any material claims, in each case other than in an amount not to exceed [REDACTED] singularly or [REDACTED] in the aggregate;

(k)  not (i) amend or modify any Company Contract in any material respect, (ii) terminate any Company Contract or (iii) enter into any contract or agreement that would have been required to be set forth in Section 3.11(a) of the Sellers Disclosure Schedule had it been entered into prior to the date of this Agreement, in each case, other than in the ordinary and usual course of business;

(l)  not establish any bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, employment, consulting, compensation, stock purchase, stock option, phantom stock or other equity-based compensation, severance pay, termination, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, loan, educational assistance or other fringe benefit plans, programs, agreements and arrangements for the benefit of any employee or former employee of the Company or the Company Subsidiary;

(m)  not employ any persons who would be considered employees for purposes of ERISA;

(n)  not, unless not available on commercially reasonable terms, fail to maintain insurance with financially responsible or nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by it in the ordinary and usual course of business; provided that the Company shall notify Purchaser promptly of any changes to any such policy or any intention to make a claim thereunder;

(o)  notify Purchaser promptly of any Material damage to any of the Company’s or the Company Subsidiary’s assets and any actions taken with respect to such damage; and

(p)  not commit to take any of the actions set forth in subsections (b)-(n) of this Section 5.1.

5.2  Regulatory Approvals.

(a)  Regulatory Approvals. Each Party shall cooperate and use reasonable best efforts to prepare and file as soon as practicable all applications, notices, petitions, filings and other documents necessary to obtain, and shall use reasonable best efforts to obtain, the Seller Required Statutory Approvals, Company Required Statutory Approvals and the Purchaser Required Statutory Approvals. The Parties further agree to use reasonable best efforts (i) to take any act, make any undertaking or receive any clearance or approval required by any Governmental Entity or applicable Law and (ii) to satisfy any conditions imposed by any Governmental Entity in all Final Orders, in each case in order to consummate the transaction contemplated hereby as soon as reasonably possible. Each of the Parties shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation and (ii) not enter into any agreement with any Governmental Entity that would reasonably be expected to adversely affect the Parties’ ability to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Parties (which shall not be unreasonably withheld or delayed). Each of the Parties shall use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade or energy regulation law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing Date to occur as soon as reasonably possible. The actions required by the immediately preceding sentence shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Purchaser or its Affiliates (including their respective Subsidiaries) or agreeing to such limitations on its or their conduct or actions as may be required in order to obtain the Seller Required Statutory Approvals, the Company Required Statutory Approvals and the Purchaser Required Statutory Approvals as soon as reasonably possible, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing Date, and defending through litigation on the merits, including appeals, any claim asserted in any court by any Person; provided, however, that the undertaking of any such action does not result in a Company Material Adverse Effect or a Purchaser Material Adverse Effect. Each Party shall use reasonable best efforts to prepare and make all necessary filings as expeditiously as reasonably practicable and thereafter to make promptly any other required submissions with respect to this Agreement and the transactions contemplated hereby required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Prior to the Closing, Purchaser will: (i) determine the need for a filing under the Connecticut Transfer Act (C.G.S. § 22a-134 et seq.) (the “CTA”) in connection with the transactions contemplated by this Agreement, and (ii) if Purchaser determines that the CTA is applicable to the transaction, Purchaser or a “party associated with the transfer of the establishment” as defined in Conn. Gen. Stat. 22a-134(9) will prepare and make any filings required under the CTA, (iii) Purchaser or a party associated with the transfer of the establishment will execute the forms as the certifying party, and will thereafter be solely responsible for compliance (including for any penalties resulting from non-compliance) with the CTA; provided, however, that, in the case of clauses (ii) and (iii) above, any such “party associated with the transfer of the establishment” shall be an Affiliate of Purchaser.

(b)  Communications. The Parties shall promptly provide the other Parties with copies of all filings made with, and inform one another of any communications received from, any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, except as prohibited by applicable Law.

5.3  Required Consents. The Sellers and the Company, shall use reasonable best efforts to obtain the Company Required Consents and the Seller Required Consents. Purchaser shall use reasonable best efforts to obtain the Purchaser Required Consents. The Parties shall cooperate with each other in connection with the foregoing.

5.4  Access. After the date hereof and prior to the Closing, the Sellers and the Company agree that the Company and the Company Subsidiary shall permit Purchaser and its respective employees, counsel, accountants and other representatives to have reasonable access, upon reasonable advance notice, during regular business hours, to the assets, employees (including employees of the Sellers who have responsibility for the Company or the Company Subsidiary), accountants, properties, books and records, accounts, businesses and operations to the extent relating to the Company and the Company Subsidiary as Purchaser may reasonably request, provided, however, that in no event shall the Sellers, the Company or the Company Subsidiary be obligated to provide any access or information if the Sellers or the Company determine, in good faith after consultation with counsel, that providing such access or information may violate applicable Law, cause either Seller, the Company or the Company Subsidiary to breach a confidentiality obligation to which it is bound or jeopardize any recognized privilege available to either Seller, the Company or the Company Subsidiary. Purchaser agrees to indemnify and hold the Sellers, the Company and the Company Subsidiary harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of Purchaser, and any loss, damage to or destruction of any property owned by the Sellers, the Company or the Company Subsidiary or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the employees, counsel, accountants, advisors and other representatives of Purchaser during any visit to the business or property sites of the Company or the Company Subsidiary prior to the Closing Date, whether pursuant to this Section 5.4 or otherwise. During any visit to the business or property sites of the Company or the Company Subsidiary Purchaser shall, and shall cause its employees, counsel, accountants, advisors and other representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiary’s safety and security procedures and conduct itself in a manner that could not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Company or the Company Subsidiary. Each Party shall, and shall cause its Affiliates and representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.

5.5  Publicity. Prior to the Closing, none of the Sellers, the Company or Purchaser or any of their respective Affiliates shall, without the express written approval of the Sellers, the Company and Purchaser, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable Law or pursuant to any listing agreement or rules of any national securities exchange, in which case the other Parties shall be advised and the Parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

5.6  Fees and Expenses

(a)  Purchaser Expenses. Subject to Section 7.2 of this Agreement, Purchaser shall pay all out-of pocket fees, costs and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred by Purchaser incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, whether or not the Closing shall have occurred.

(b)  Sellers’ Expenses. The Sellers shall pay, in proportion to each Seller’s Percentage Share, all out-of-pocket fees, costs and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred by the Sellers incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, whether or not the Closing shall have occurred.

(c)  Other Transaction Expenses. Notwithstanding anything to the contrary set forth in this Agreement, (i) Purchaser shall pay any out-of-pocket fees, costs and expenses incurred in connection with obtaining all Purchaser Required Statutory Approvals, (ii) the Sellers shall pay, in proportion to each Seller’s Percentage Share, any out-of-pocket fees, costs and expenses incurred in connection with obtaining all Seller Required Statutory Approvals and Company Required Statutory Approvals (other than, in each case, the Parties’ legal fees and expenses which are the subject of Sections 5.6(a) and 5.6(b)) and (iii) Purchaser shall pay any out-of-pocket fees, costs and expenses incurred in connection with any filings made under the HSR Act.

5.7  Indemnification of Directors and Officers.

(a)  Indemnification. From and after the Closing Date, Purchaser shall cause the Company, to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) (i) each present and former employee, agent, director, officer or member of the Management Committee of the Company, the Company Subsidiary and, to the extent appointed by the Company or the Company Subsidiary, the Persons identified on Schedule 5.7(a), and (ii) each present and former employee, agent, director or officer of the Sellers identified on Schedule 5.7(b) and, to the extent appointed by the Company or the Company Subsidiary, the Persons identified on Schedule 5.7(a) (each such person described in clauses (i) and (ii), together with such person’s heirs, executors or administrators, an “Indemnified Person” and collectively, the “Indemnified Persons”) against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by such Indemnified Person in his or her capacity as an employee, agent, director, member of the Management Committee or officer of the Company, the Company Subsidiary or any such Person identified on Schedule 5.7(a) (or, in the case of the individuals listed on Schedule 5.7(b), the Sellers) occurring or alleged to have occurred whether before or after the Closing Date (including acts or omissions in connection with such person's service as an officer, director or other fiduciary of any other Person if such service was at the request or for the benefit of the Company or the Company Subsidiary). In the event of any such Action, Purchaser shall cooperate with the Indemnified Person in the defense of any such Action; provided, however, that Purchaser shall not be obligated to advance funds as provided in this Section 5.7(a) to the extent that (i) any Indemnified Person is entitled to advancement of funds or is being defended pursuant to the terms of any indemnity arrangement (including policies of insurance) provided by the Sellers or any of their respective Affiliates, (ii) [REDACTED] or(iii) Purchaser has assumed the defense of any such Action and is directly funding the payment therefor.

(b)  Survival of Indemnification. To the fullest extent not prohibited by Law, from and after the Closing Date, all rights to indemnification now existing in favor of the

Indemnified Persons with respect to their activities as such prior to, on or after the Closing Date, as provided in the Company’s and the Company Subsidiary’s respective Organizational Documents or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c)  [REDACTED]

(d)  Successors. In the event that, after the Closing Date, the Company or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company or Purchaser, as the case may be, shall assume the obligations set forth in this Section 5.7.

(e)  Benefit. The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or administrators and his or her other representatives.

5.8  Survival of Affiliate Contracts. Except as set forth in Schedule 5.8 and except as agreed to in writing by the Sellers and Purchaser, all Affiliate Contracts, including any agreements or understandings (written or oral) with respect thereto, shall survive the Closing without any further action on the part of the parties thereto or the Parties.

5.9  Further Assurances. Each of the Sellers, the Company and Purchaser agrees that, from time to time before and after the Closing Date, they will execute and deliver, and the Company shall cause the Company Subsidiary to execute and deliver, or use reasonable best efforts to cause their other respective Affiliates to execute and deliver such further instruments, and take, or cause their respective Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. Purchaser, the Company and each of the Sellers agree to use reasonable best efforts to refrain from taking any action which could reasonably be expected to prevent or materially delay the consummation of the Transaction. From time to time after the Closing Date, each of the Sellers agrees to cooperate with Purchaser upon the reasonable request of Purchaser in making available to Purchaser information in its possession relating to the conduct of the business of the Company or the Company Subsidiary prior to the Closing; provided, however, that Sellers shall not be obligated to make any disclosure that (i) is prohibited by applicable Law, (ii) may cause any of the Sellers to breach a confidentiality obligation to which it is bound or (iii) would reasonably be expected to result in the loss of any applicable legal privilege.

5.10  Financing. Notwithstanding anything contained in this Agreement to the contrary, Purchaser expressly acknowledges and agrees that Purchaser’s obligations hereunder are not conditioned in any manner whatsoever upon Purchaser obtaining any financing. Purchaser shall keep the Sellers apprised of all developments or changes relating to the Financing Arrangements and the financing contemplated thereby. In the event that the Financing

Arrangements shall cease to be in full force and effect at any time or the lenders party thereto shall indicate any unwillingness to provide the financing contemplated thereby, or for any reason Purchaser otherwise no longer believes in good faith that it will be able to obtain the financing contemplated thereby, then Purchaser shall promptly notify the Sellers and use best efforts to obtain replacement financing arrangements or commitment letters as soon as reasonably practicable. Purchaser shall not, or permit any of its Subsidiaries or Affiliates to, without the prior written consent of the Sellers, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent the financing contemplated by the Financing Arrangements.

5.11  Tax Matters

(a)  Transfer Taxes. Purchaser shall be responsible for the timely payment of, and shall indemnify and hold harmless the Sellers from and against, all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement. Purchaser shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes; provided, however, that the Sellers shall cooperate with Purchaser and take any action reasonably requested by Purchaser which does not cause the Sellers to incur any unreasonable cost or inconvenience in order to minimize such Transfer Taxes.

(b)  Tax Returns. Except as otherwise provided in Section 5.11(a) above,

(i)  the Sellers shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiary for taxable years or periods ending on or before the Closing Date, and the Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice.

(ii)  Purchaser shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiary for taxable years or periods ending after the Closing Date, and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice. Any Tax Return required to be filed by Purchaser relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Sellers for Sellers’ approval not less than ten (10) days prior to the due date (including extensions) for the filing of such Tax Return, which approval shall not be unreasonably withheld, conditioned or delayed.

(iii)  upon the written request of Purchaser setting forth in detail the computation of the amount owed, the Sellers shall pay to Purchaser, no later than two (2) days prior to the due date for the applicable Tax Return, the Taxes for which the Sellers are liable pursuant to this Section 5.11 but which are payable with any Tax Return to be filed by Purchaser with respect to any Straddle Period. Such written request must be submitted to Sellers not less than ten (10) days prior to the due date (including extensions) for such payment.

(c)  Computation of Tax Liabilities. To the extent permitted or required by Law or administrative practice, the taxable year of the Company and the Company Subsidiary which includes the Closing Date shall be treated as closing on (and including) the Closing Date. Where it is necessary for purposes of this Section 5.11(c) to apportion between the Sellers and Purchaser the Taxes of the Company, the Company Subsidiary or with respect to the assets of the Company or the Company Subsidiary for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(d)  Assistance and Cooperation. After the Closing Date, each of the Sellers and Purchaser shall (and shall cause their respective Affiliates to) (i) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 5.11(b), and (ii) reasonably cooperate in preparing for any audits of, or disputes with, any Governmental Entity regarding any Tax Returns of the Company or the Company Subsidiary.

(e)  Indemnification by the Sellers. The Sellers shall indemnify Purchaser from and against and in respect of any and all losses incurred by Purchaser, which may be imposed on, sustained, incurred, or suffered by or assessed against Purchaser, directly or indirectly, to the extent relating to or arising out of any liability for Taxes of the Company, the Company Subsidiary or with respect to the assets of the Company or the Company Subsidiary for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date.

(f)  Indemnification by Purchaser. Purchaser shall indemnify the Sellers from and against and in respect of (i) any and all losses incurred by the Sellers, which may be imposed on, sustained, incurred, or suffered by or assessed against the Sellers, directly or indirectly, to the extent relating to or arising out of any liability for Taxes of the Company, the Company Subsidiary or with respect to the assets of the Company or the Company Subsidiary for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date and (ii) any liability pursuant to Section 5.11(a) for Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement.

(g)  Dispute Resolution. In the event that the Sellers and Purchaser disagree as to the amount or calculation of any payment to be made under this Agreement relating to Taxes, or the interpretation or application of any provision under this Agreement relating to Taxes, the Parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) days following the receipt of written notice by one Party from the other in respect of a dispute, the Sellers and Purchaser shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both Parties (the “Independent Firm”), to resolve the dispute; provided, however, that neither Party shall be entitled to dispute any individual Tax item that involves an amount of less than $250,000. If the Parties are not able to agree upon a firm to serve as the Independent Firm within ten (10) days after the end of the aforementioned sixty (60)-day period, then the Parties shall retain JAMS-Endispute of New York, New York to select such a firm. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all Parties involved. Such arbitration process shall have a discovery period of no more than 30 days, a hearing period of no more than 7 days, and a final decision shall be rendered no more than 30 days after the end of the hearing period. Following the decision of the Independent Firm, the Seller and Purchaser shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne fifty percent (50%) by the Sellers, on the one hand, and fifty percent (50%) by Purchaser, on the other hand.

5.12  Guaranties Relating to the Company. Purchaser acknowledges that HQ has provided (i) that certain Guaranty Agreement, dated as of November 28, 2000 by and between HQ and the Long Island Lighting Company, doing business as LIPA, a New York corporation (the “LIPA Guaranty”), and (ii) that certain Guaranty Agreement, dated as of March 16, 2001, executed by HQ in favor of Tallmadge Brothers, Inc., a Connecticut corporation, Briarpatch Enterprises Inc, a Connecticut corporation, and Fair Haven Clam & Lobster, LLC, a Connecticut limited liability company (the “Shellfish Guaranty” and, together with the LIPA Guaranty, the “HQ Guarantees”), copies of which have been provided to Purchaser. [REDACTED]

5.13  Supplements to Sellers Disclosure Schedule. The Sellers may, from time to time prior to the Closing by written notice to Purchaser, supplement the Sellers Disclosure Schedule or add a schedule or section to the Sellers Disclosure Schedule with a corresponding reference to be added in this Agreement (such added Schedule to be deemed a supplement hereunder) to disclose any matter which, if occurring prior to the date hereof, would have been required to be set forth or described on the Sellers Disclosure Schedule or to correct any inaccuracy or breach in the warranties made by the Sellers in this Agreement. Subject to this Section 5.13, none of such supplements to the Sellers Disclosure Schedule shall be deemed to cure the warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 6.2(b) hereof or otherwise affect any other term or condition contained in this Agreement; provided, however, that unless Purchaser shall have delivered a Breach Notice contemplated by Section7.1(d) (to the extent Purchaser is entitled to deliver such Breach Notice pursuant to the terms of this Agreement) within ten (10) Business Days of the receipt by Purchaser of any supplement to the Sellers Disclosure Schedule pursuant to this Section 5.13, then Purchaser shall have waived any and all rights to terminate this Agreement, pursuant to Section7.1(d) or otherwise, arising out of or relating to the contents of such supplement and the resulting breach or breaches of the warranties and Purchaser shall be deemed to have accepted the contents of such supplement for all purposes of this Agreement; and provided, further, that from and after the Closing, the Sellers shall have no liability pursuant to this Agreement or for any matters arising out of or relating to any of the matters disclosed on the Sellers Disclosure Schedule, as supplemented or amended by the Sellers prior to the Closing.

5.14  Delivery of Financial Statements.

(a)  From the date of this Agreement until the Closing, the Company shall deliver to Purchaser, as soon as practicable after the end of each fiscal quarter and in any event within 45 days thereafter (except with respect to the fiscal quarter most recently ending prior to the date hereof, 45 days after the date hereof), an unaudited consolidated balance sheet as of the end of, and an unaudited consolidated statement of operations, changes in members’ equity and cash flows for such fiscal quarter of the Company, which shall have been prepared in accordance with the Audited 2004 Financial Statements (except as relates to the accounting treatment of the LIPA Contracts under EITF 01-8) and shall fairly present in all material respects the financial position of the Company and the results of its operations, the changes in its members’ equity and its cash flows for each quarter, in all cases subject to audit adjustments normal in nature and amount and for the absence of notes.

(b)  No later than the earlier to occur of such date that is (i) fifty-five (55) days following the end of the current fiscal year of the Company or (ii) three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser copies of the audited consolidated balance sheet of the Company as of December 31, 2005 and the related consolidated statement of operations, changes in members’ equity and cash flows for the year then ended, which shall have been prepared in accordance with GAAP and shall fairly present, in all material respects, the financial position of the Company as of December 31, 2005, the results of its operations, the changes in its members’ equity and its cash flows for the year then ended in conformity with GAAP consistently applied (except as relates to the accounting treatment of the LIPA Contracts under EITF 01-8).

(c)  [REDACTED]

5.15  Exclusivity. From and after the date hereof, through the earlier of the Closing Date and the termination of this Agreement, each of the Sellers agrees (i) that it will not, its Subsidiaries will not, and it will not authorize or permit any of its Subsidiaries or its Subsidiaries’ officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement an Alternative Proposal, (ii) that it will, will cause its Subsidiaries to, immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (iii) that it will notify Purchaser orally and in writing of any such inquiry, offer or proposals received after the date hereof (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof and that it shall keep Purchaser informed of the details of any such inquiry, offer or proposal.

5.16  O&M Agreement. At the Closing, the Company and TEUS shall enter into a short-term operation and maintenance services agreement (the "O&M Agreement") in the form attached hereto as Exhibit C, and TEUS or any Person to whom TEUS is permitted to assign the O&M Agreement pursuant to the terms thereof, as the case may be, will remain a wholly-owned subsidiary of TEHQ during the term of the O&M Agreement.. The Company shall cause its insurance program to be in compliance with the provisions of Section 8.02 of the O&M Agreement by the Closing.

5.17  Company Guaranty. Immediately prior to the Closing, the Company shall enter into the Company Guaranty in form and substance attached hereto as Exhibit D (the "Company Guaranty"), and Purchaser hereby acknowledges and agrees to such action to be taken by the Company.

5.18  [REDACTED]

ARTICLE VI

CONDITIONS TO CLOSING

6.1  Conditions to the Obligations of the Parties. The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver (to the extent permitted by Law) by Purchaser and the Sellers, on or prior to the Closing Date, of each of the following conditions precedent:

(a)  Statutory Approvals. The Seller Required Statutory Approvals, the Company Required Statutory Approvals and the Purchaser Required Statutory Approvals set forth in Section 6.1(a) of the Sellers Disclosure Schedules shall have been obtained.

(b)  No Injunction. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting the consummation of the transactions contemplated hereby; provided, however, that the Parties shall use reasonable best efforts to have any such order or injunction vacated or lifted.

6.2  Conditions to the Obligation of Purchaser. The obligation of Purchaser to effect the Closing shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:

(a)  Performance of Obligations of the Sellers and the Company. Each of the Sellers and the Company shall have performed in all Material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

(b)  Representations and Warranties. The representations and warranties of each of the Sellers, the Trans Guarantor and the UCI Guarantor set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the

Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time), except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Seller Material Adverse Effect.

(c)  Company Required Consents. The Company Required Consents set forth in Section 6.2(c) of the Sellers Disclosure Schedule shall have been obtained.

(d)  Officer’s Certificate. Purchaser shall have received a certificate from an authorized officer of each of the Sellers, dated the Closing Date, to the effect that, to the best of such officer’s Knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(e)  Resignations of Certain Officers and Directors. Purchaser shall have received the resignations or removals of the officers, directors and members of the Management Committee and other persons set forth on Schedule 6.2(e) from their position as officer or director, or other management or employment position, of the Company or the Company Subsidiary set forth opposite the name of such officer, director or person on Schedule 6.2(e).

(f)  FIRPTA. Each Seller, other than TEHQ, shall provide the Purchaser on the Closing Date, duly executed and acknowledged affidavits of such Seller certifying that it is not a foreign person as described in Section 1.1445-2(b)(2) of the Treasury Regulations. The Purchaser, with respect to TEHQ or any Seller that does not provide such a certificate, shall withhold taxes as it reasonably determines is required under applicable Law.

(g)  Operating Agreement. The Company and each of the Sellers shall have executed and delivered the Operating Agreement, in form and substance attached hereto as Exhibit A hereto.

(h)  Note. The Sellers shall deliver the Note, marked “canceled”, and a Termination and Release Agreement in the form attached hereto as Exhibit E, evidencing the termination of the Loan Agreement, duly executed by the Company, HQ and UIL.

(i)  Assignment Agreements. Each Seller shall have delivered an Assignment Agreement transferring its Company Membership Interest to Purchaser.

(j)  O&M Agreement. TEUS shall have executed and delivered the O&M Agreement, in the form of Exhibit C hereto.

(k)  LIPA Further Assurances. Purchaser shall have received further assurances from LIPA substantially in form and substance attached hereto as Exhibit F.

(l)  Estoppel Certificate. Purchaser shall have received from the lessor of each Leased Real Property an executed estoppel certificate in form and substance attached hereto as Exhibit G.

(m)  Title Report. Purchaser shall have received from the Company a title report from a nationally recognized title insurance company reasonably acceptable to Purchaser setting forth the status of title to all real property leased by the Company or the Company Subsidiary.

6.3  Conditions to the Obligation of the Sellers. The obligation of the Sellers to effect the Closing shall be subject to the satisfaction or waiver by each of the Sellers on or prior to the Closing Date of each of the following conditions:

(a)  Performance of Obligations of Purchaser. Purchaser shall have performed in all Material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

(b)  Representations and Warranties. The representations and warranties of Purchaser and Purchaser Guarantor set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time), except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)  Purchaser Required Consents. The Purchaser Required Consents set forth in Section 6.3(c) of the Purchaser Disclosure Schedule shall have been obtained.

(d)  Officer’s Certificate. Each of the Sellers shall have received a certificate from an authorized officer of Purchaser, dated the Closing Date, to the effect that, to the best of such officer’s Knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(e)  Loan. Purchaser shall have transferred to the Company the amount required pursuant to Section 1.3 of this Agreement and the Company shall have discharged its obligations thereunder.

(f)  O&M Agreement. The Company shall have executed and delivered the O&M Agreement, in form and substance attached hereto as Exhibit C hereto.

(g)  [REDACTED]

(h)  Company Guaranty. The Company shall have executed and delivered the Company Guaranty, in form and substance attached hereto as Exhibit D hereto.

(i)  [REDACTED]

     ARTICLE VII

TERMINATION

7.1  Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)  by the mutual written agreement of Purchaser, the Company and each of the Sellers;

(b)  by Purchaser or the Sellers (acting together), if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used reasonable best efforts to remove such order, decree, ruling or injunction;

(c)  by Purchaser or the Sellers (acting together), by written notice, if the Closing shall not have occurred on or before the date that is five business days after the last day of the Restatement Period (the “Initial Termination Date”); provided, however, that the right to terminate the Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have caused, resulted in or contributed to the failure of the Closing Date to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 6.1(a) and/or Section 6.1(b) have not been fulfilled but all other conditions to the Closing (other than those conditions that, by their terms, cannot be satisfied until the Closing) have been fulfilled (or waived) or are capable of being fulfilled by such date that is sixty (60) days following the Initial Termination Date (the “Final Termination Date”), then no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(c) prior to the Final Termination Date;

(d)  by Purchaser, so long as Purchaser is not then in Material breach of any of its representations, warranties, covenants or agreements hereunder, by written notice to the Sellers, if there shall have been a Material breach of any representation or warranty of the Sellers or the Company, or a Material breach of any covenant or agreement of the Sellers hereunder, which breaches would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by the Sellers and the Company of notice in writing from Purchaser (a “Breach Notice”), specifying the nature of such breach and requesting that it be remedied or Purchaser shall not have received adequate assurance of a cure of such breach within such thirty-day period or the Sellers shall not have made a capital contribution to the Company in an amount equal to the expected damages from such breach, provided that the Sellers shall have no obligation to make any such capital contribution pursuant to this Section 7.1(d);

(e)  by the Sellers (acting together), so long as the Sellers or the Company are not then in Material breach of any of their representations, warranties, covenants or agreements hereunder, by written notice to Purchaser, if there shall have been a Material breach of any representation or warranty, or a Material breach of any covenant or agreement of Purchaser hereunder, which breaches would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Purchaser of notice in writing from the Sellers, specifying the nature of such breach and requesting that it be remedied or the Sellers shall not have received adequate assurance of a cure of such breach within such thirty-day period (except in the case of any Material breach by Purchaser of any of its obligations under any part of Article XI herein, in which case such cure period shall be three (3) business days after Purchaser’s receipt of written notice from Sellers); or

(f)  by the Sellers (acting together), so long as the Sellers or the Company are not then in Material breach of any of their representations, warranties, covenants or agreements hereunder, by written notice to Purchaser, if the Financing Arrangements have been terminated or cease to be in effect and Purchaser is not able to secure replacement financing arrangements or commitment letters at or prior to the Initial Termination Date.

7.2  Effect of Termination. No termination of this Agreement pursuant to Section 7.1 shall be effective until notice thereof is given to the non-terminating Parties specifying the provision hereof pursuant to which such termination is made. If validly terminated pursuant to Section 7.1, this Agreement shall, subject to Section 12.1 and except as provided in Section 1.6 or this Section 7.2, become wholly void and of no further force and effect without liability to any Party or to any Affiliate, or their respective members or shareholders, directors, members of the Management Committee, officers, employees, agents, advisors or representatives, and following such termination no Party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other Party; providedthat no such termination shall (i) relieve Purchaser, any Seller or the Company from liability for fraud or any willful or intentional breach of any provision of this Agreement prior to such termination or (ii) relieve Purchaser from any liability for any breach of Purchaser's representations, warranties or covenants contained in Section 4.3 or Section 5.10 (whether or not such breach is fraudulent, willful or intentional). Notwithstanding the foregoing, in the event of a termination by Purchaser pursuant to Section 7.1(d) due to the willful or intentional breach by the Sellers of any representation, warranty, covenant or agreement contained herein, Sellers shall be obligated, severally and not jointly to pay to Purchasers an amount (the "Breakup Fee") equal to $5,000,000 to be allocated among the Sellers, pro rata, based on their respective Percentage Shares, [REDACTED].  In the event of the termination of this Agreement as provided in Section 7.1, Purchaser shall redeliver to the Sellers or the Company, as the case may be, and will cause its agents to redeliver to the Sellers or the Company, as the case may be, all documents, workpapers and other materials of the Sellers, the Company and the Company Subsidiary relating to any of them and the transactions contemplated hereby, whether obtained before or after the execution hereof and Purchaser shall comply with all of its obligations under the Confidentiality Agreement.

      ARTICLE VIII

INDEMNIFICATION

8.1  Indemnification by Sellers. From and after the Closing Date and subject to the provisions of this Article VIII and Sections 12.1 and 12.13, the Sellers agree to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all, subject to the limitations in Sections 8.4, Liabilities, demands, claims, suits, actions, or causes of action, losses, costs, expenses, damages and judgments, whether or not resulting from third party claims, (including reasonable fees and expenses of attorneys and accountants) (collectively, “Damages”) arising out of or relating to any inaccuracy or breach of any representation, warranty or covenant of the Sellers contained herein.

8.2  Indemnification by Purchaser. From and after the Closing Date and subject to the provisions of this Article VIII and Section 12.1, Purchaser agrees to indemnify, defend and hold harmless the Seller Indemnified Parties, from and against any and all, subject to the limitations in Section 8.4:

(a)  Damages arising out of or relating to any inaccuracy or breach of any representation, warranty or covenant of Purchaser contained herein; and

(b)  Damages arising on or after the Closing Date in connection with or relating to the business and operation of the Company and the Company Subsidiary, whether arising out of or relating to conduct occurring prior to, on or after the Closing Date, other than items for which indemnification is or would be provided by the Sellers under this Agreement without regard to the limitations thereon set forth in Section 8.4.

8.3  Indemnification Process.

(a)  A party making a claim for indemnification under this Article VIII shall be, for the purposes of this Agreement, referred to as an “Indemnified Party” and a party against whom such claims are asserted under this Article VIII shall be, for the purposes of this Agreement, referred to as an “Indemnifying Party”. All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

(b)  In the event that (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each, a “Proceeding”) is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim, or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Proceeding and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Proceeding) (a “Claim Notice”), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third Party Claim, provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent that (and only to the extent that) the Indemnifying Party shall have been prejudiced by such failure to give such notice, in which case the Indemnifying Party shall be relieved of its obligations under this Article VIII to the extent of such prejudice.

(c)  In the event of a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim and be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party’s election to defend such Third Party Claim and appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to engage separate counsel, but the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel only if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have engaged counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim; provided that, notwithstanding such failure to engage counsel within a reasonable time, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim by appointment of counsel reasonably acceptable to the Indemnified Party and shall thereafter cease to be responsible for the fees and expenses of separate counsel appointed by the Indemnified Party. Nothing in this Section 8.3(c) shall require the Indemnifying Party to be responsible for the fees and expenses of more than one counsel at any time in connection with the defense against a Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Proceeding which the Indemnifying Party defends, or, if appropriate and related to the Proceeding in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless, in the case of this clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (if such claim by the Indemnified Party for indemnification is successful). In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (except in the event the Indemnifying Party unreasonably withheld or delayed its consent), each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article VIII with respect to such Third Party Claim.

(d)  In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such Claim. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, employees, representatives and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. If the Indemnified Party is Purchaser, Purchaser shall cause the Company and the Company Subsidiary to grant to the Indemnifying Party the access described in the immediately preceding sentence. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall use its reasonable best efforts to cause its representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 8.3(d) which is designated as confidential by an Indemnified Party.

8.4  Limitations on Claims

(a)  Liability Threshold for Indemnified Parties. Notwithstanding anything in this Article VIII to the contrary, no Purchaser Indemnified Party or Seller Indemnified Party shall be entitled to indemnification pursuant to Sections 8.1 or 8.2, as applicable, unless and until the aggregate amount of Damages incurred by such Party for which indemnification is available under Sections 8.1 or 8.2, as applicable, exceeds an amount equal to $2,500,000 (the “Liability Threshold”), and then, subject to Section 8.4(b), the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be entitled to the benefit of the indemnity under Sections 8.1 or 8.2 as applicable, only for the portion of any and all Damages that exceed the Liability Threshold; provided, however, that the provisions of this Section 8.4(a) shall not limit the obligations of the Sellers under Section 8.1 to the extent any such obligations arise from a breach of the representation and warranty contained in Section 3.3(d).

(b)  Maximum Liability. Notwithstanding anything in this Agreement to the contrary, (i) the aggregate amount of Purchaser’s liability pursuant to this Agreement and the transactions contemplated hereby (exclusive of Purchaser's obligation to make payment of the aggregate consideration pursuant to Section 1.2 and Section 1.3) shall not exceed $115,000,000, (ii) the aggregate amount of TEHQ’s liability pursuant to this Agreement and the transactions contemplated hereby shall not exceed $1,150,000, (iii) the aggregate amount of TEUS’s liability pursuant to this Agreement and the transactions contemplated hereby shall not exceed $85,100,000 and (iv) the aggregate amount of UCI’s liability pursuant to this Agreement and the transactions contemplated hereby shall not exceed $28,750,000.

(c)  Additional Limitations.

(i)  The amount of any Damages incurred by the Indemnified Party shall be reduced by the net amount the Indemnified Party or any of its Affiliates recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages (other than any Seller). The Indemnified Party shall use reasonable best efforts to effect any such recovery.

(ii)  The amount of any Damages incurred by the Indemnified Party shall be reduced by the amount of any Tax benefit to the Indemnified Party arising from the recognition of Damages (but net of any Tax Liability incurred by the Indemnified Party in connection with the receipt of any indemnification payment therefor).

(iii)  Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(iv)  Each Seller’s liability to Purchaser with respect to any Liabilities, obligations or Damages owed to Purchaser hereunder by both Sellers shall be limited to such Seller’s Percentage Share of such liability, obligation or Damage.

(d)  Exclusive Remedy. Except to the extent provided in Sections 5.11 or 12.14, from and after the Closing, the indemnities provided for in this Article VIII shall be the exclusive remedies of the Parties and their respective officers, directors, members of the Management Committee, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or breach of or noncompliance with any covenant or agreement contained in this Agreement and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive; provided, however, that the foregoing shall not limit the right of any Party to assert a claim based on fraud.

8.5  Characterization of Indemnification Payments. Purchaser and the Sellers agree to treat any indemnification payment made under this Agreement, to the maximum extent permitted by applicable Law, as an adjustment to the Purchase Price.

8.6  Limitation on Damages. No Party shall, under any circumstance, have any liability to any other Party for any special, indirect, consequential or punitive damages claimed by such other Party under the terms of or due to any breach or non-performance of this Agreement, including lost profits, loss of revenue or income, cost of capital, or loss of business reputation or opportunity, other than any such damages claimed by the Sellers against Purchaser or Purchaser Guarantor as a result of Purchaser or Purchaser Guarantor’s failure to comply with its obligations pursuant to Article XI herein.

     ARTICLE IX

GUARANTEES

9.1  Trans Guaranty

(a)  Guaranty. Trans Guarantor hereby unconditionally and irrevocably guarantees to Purchaser, on the terms and conditions set forth in this Section 9.1 (the “Trans Guaranty”), the prompt payment in full, when due, of TEHQ’s and TEUS’s payment obligations under this Agreement, if any, (collectively, the “Trans Guaranteed Obligations”); provided that the total liability of Trans Guarantor hereunder shall not exceed the liability of TEHQ and TEUS under this Agreement and is limited in the aggregate to $86,250,000, less any amounts paid by TEHQ and TEUS under this Agreement. Trans Guarantor’s obligations under the Trans Guaranty do not, and shall not be deemed to, constitute a guaranty of any nature whatsoever of any obligation of UCI pursuant to this Agreement or otherwise. For the avoidance of doubt, in no event shall the guaranty in this Section 9.1 cover any obligation or Liability of TEUS under the O&M Agreement.

(b)  Demand. If TEHQ or TEUS shall fail to pay in full any of the Trans Guaranteed Obligations, when and as the same shall become due, then Purchaser shall be entitled to make a demand upon Trans Guarantor hereunder in writing specifying in reasonable detail (i) the provision of this Agreement of which TEHQ or TEUS is in breach, (ii) in what manner and in what amount TEHQ or TEUS has failed to pay pursuant to this Agreement, and (iii) an explanation of why such payment is due, with a specific statement by an officer of Purchaser that Purchaser is demanding payment by Trans Guarantor under the Trans Guaranty (hereinafter referred to as a “Trans Demand”). A single written Trans Demand shall be effective as to any specific default during the continuance of such default, until TEHQ or TEUS or Trans Guarantor has cured such default, and additional written Trans Demands concerning such default shall not be required unless such default is cured and subsequently recurs.

(c)  Payment. Trans Guarantor shall, within thirty (30) Business Days following receipt of a Trans Demand, fully pay such Trans Guaranteed Obligations then due and owing as set forth in the Trans Demand to such account as Purchaser may specify in writing to Trans Guarantor from time to time. Any payment made by Trans Guarantor hereunder shall, to the extent so made, discharge the obligations of Trans Guarantor hereunder with respect to such amounts paid.

(d)  Representation and Warranties. Trans Guarantor represents and warrants to Purchaser as follows.

(i)  Trans Guarantor is a body politic and corporate, duly incorporated and regulated by the Hydro-Quebec Act (R.S.Q., chapter H-5).

(ii)  Trans Guarantor has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Trans Guarantor of this Agreement and the consummation by Trans Guarantor of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Trans Guarantor, and no other corporate proceedings or approvals on the part of Trans Guarantor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Trans Guarantor and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of Trans Guarantor, enforceable against Trans Guarantor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(e)  Trans Guarantor’s Obligations Unconditional. The obligations of Trans Guarantor hereunder shall remain in full force and effect (subject to Section 9.1(i)) notwithstanding any act, omission, event or circumstance whatsoever, until full, valid and proper payment of the Trans Guaranteed Obligations.

(f)  Independent Obligations. The obligations of Trans Guarantor hereunder are not in the nature of a surety but are in addition to, and independent of, any obligations of TEHQ or TEUS.

(g)  Waiver of Notice. Trans Guarantor unconditionally waives:

(i)  demands, protests, or notices as the same pertain to TEHQ or TEUS;

(ii)  any right to require Purchaser to proceed against TEHQ or TEUS or to exhaust any security held by Purchaser or to pursue any other remedy; and

(iii)  any defense based upon an election of remedies by Purchaser, unless the same would excuse performance by TEHQ or TEUS under this Agreement.

(h)  Subrogation. Trans Guarantor agrees with respect to the Trans Guaranty that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Trans Guaranteed Obligations until all of the Trans Guaranteed Obligations have been paid in full.

(i)  Termination. Subject to Section 9.1(j) below, the obligations of Trans Guarantor under this Section 9.1 shall terminate upon the earliest of (a) the termination of this Agreement prior to the Closing Date; provided that the obligations of Trans Guarantor hereunder shall survive with respect to any obligation of TEHQ or TEUS arising prior to such termination and (b) the date on which Purchaser does not own any Company Membership Interests.

(j)  Discharge; Reinstatement; Preference. If at any time any payment by or on behalf of TEHQ or TEUS in respect of the Trans Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of TEHQ or TEUS or otherwise, Trans Guarantor’s obligations with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. If any payment by Trans Guarantor to Purchaser is held to constitute a preference under any applicable bankruptcy laws, or if under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application with respect to creditors, Purchaser is required to refund part or all of any payment or pay the amount thereof to any other party, such payment to Purchaser shall not constitute a release from any liability hereunder, and Trans Guarantor’s liability hereunder shall be reinstated to the extent of such refund or payment to another party.

(k)  Expenses. Trans Guarantor agrees to pay all reasonable costs, expenses and fees, including all reasonable attorneys’ fees and expenses, that may be incurred by Purchaser in enforcing the Trans Guaranty following any default on the part of TEHQ or TEUS, if and to the extent Trans Guarantor fails to perform its obligations under the Trans Guaranty when due.

9.2  UCI Guaranty.

(a)  Guaranty. UCI Guarantor hereby unconditionally and irrevocably guarantees to Purchaser, on the terms and conditions set forth in this Section 9.2 (the “UCI Guaranty”), the prompt payment in full, when due, of UCI’s payment obligations under this Agreement, if any, (collectively, the “UCI Guaranteed Obligations”); provided that the total liability of UCI Guarantor hereunder shall not exceed the liability of UCI under this Agreement and is limited to $28,750,000, less any amounts paid by UCI under this Agreement. UCI Guarantor’s obligations under the UCI Guaranty do not, and shall not be deemed to, constitute a guaranty of any nature whatsoever of any obligation of TEHQ or TEUS pursuant to this Agreement or otherwise.

(b)  Demand. If UCI shall fail to pay in full any of the UCI Guaranteed Obligations, when and as the same shall become due, then Purchaser shall be entitled to make a demand upon UCI Guarantor hereunder in writing specifying in reasonable detail (i) the provision of this Agreement of which UCI is in breach, (ii) in what manner and in what amount UCI has failed to pay pursuant to this Agreement, and (iii) an explanation of why such payment is due, with a specific statement by an officer of Purchaser that Purchaser is demanding payment by UCI Guarantor under the UCI Guaranty (hereinafter referred to as a “UCI Demand”). A single written UCI Demand shall be effective as to any specific default during the continuance of such default, until UCI or UCI Guarantor has cured such default, and additional written UCI Demands concerning such default shall not be required unless such default is cured and subsequently recurs.

(c)  Payment. UCI Guarantor shall, within thirty (30) Business Days following receipt of a UCI Demand, fully pay such UCI Guaranteed Obligations then due and owing as set forth in the UCI Demand to such account as Purchaser may specify in writing to UCI Guarantor from time to time. Any payment made by UCI Guarantor hereunder shall, to the extent so made, discharge the obligations of UCI Guarantor hereunder with respect to such amounts paid.

(d)  Representation and Warranties. UCI Guarantor represents and warrants to Purchaser as follows:

(i)  UCI Guarantor is a corporation duly organized and validly existing under the laws of the state of Connecticut.

(ii)  UCI Guarantor has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by UCI Guarantor of this Agreement and the consummation by UCI Guarantor of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of UCI Guarantor, and no other corporate proceedings or approvals on the part of UCI Guarantor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by UCI Guarantor and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of UCI Guarantor, enforceable against UCI Guarantor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(e)  UCI Guarantor’s Obligations Unconditional. The obligations of UCI Guarantor hereunder shall remain in full force and effect (subject to Section 9.2(i)) notwithstanding any act, omission, event or circumstance whatsoever, until full, valid and proper payment of the UCI Guaranteed Obligations.

(f)  Independent Obligations. The obligations of UCI Guarantor hereunder are not in the nature of a surety but are in addition to, and independent of, any obligations of UCI.

(g)  Waiver of Notice. UCI Guarantor unconditionally waives:

(i)  demands, protests, or notices as the same pertain to UCI;

(ii)  any right to require Purchaser to proceed against UCI or to exhaust any security held by Purchaser or to pursue any other remedy; and

(iii)  any defense based upon an election of remedies by Purchaser, unless the same would excuse performance by UCI under this Agreement.

(h)  Subrogation. UCI Guarantor agrees with respect to the UCI Guaranty that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the UCI Guaranteed Obligations until all of the UCI Guaranteed Obligations have been paid in full.

(i)  Termination. Subject to Section 9.2(j) below, the obligations of UCI Guarantor under this Section 9.2 shall terminate upon the earliest of (a) the termination of this Agreement prior to the Closing Date; provided that the obligations of UCI Guarantor hereunder shall survive with respect to any obligation of UCI arising prior to such termination and (b) the date on which Purchaser does not own any Company Membership Interests.

(j)  Discharge; Reinstatement; Preference. If at any time any payment by or on behalf of UCI in respect of the UCI Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of UCI or otherwise, UCI Guarantor’s obligations with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. If any payment by UCI Guarantor to Purchaser is held to constitute a preference under any applicable bankruptcy laws, or if under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application with respect to creditors, Purchaser is required to refund part or all of any payment or pay the amount thereof to any other party, such payment to Purchaser shall not constitute a release from any liability hereunder, and UCI Guarantor’s liability hereunder shall be reinstated to the extent of such refund or payment to another party.

(k)  Expenses. UCI Guarantor agrees to pay all reasonable costs, expenses and fees, including all reasonable attorneys’ fees and expenses, that may be incurred by Purchaser in enforcing the UCI Guaranty following any default on the part of UCI, if and to the extent UCI Guarantor fails to perform its obligations under the UCI Guaranty when due.

9.3  Purchaser Guaranty.

(a)  Guaranty. Purchaser Guarantor hereby unconditionally and irrevocably guarantees to Sellers, on the terms and conditions set forth in this Section 9.3 (the “Purchaser Guaranty”), the prompt payment in full, when due, of Purchaser’s payment obligations under this Agreement, including, without limitation, payment of the Purchase Price at the Closing (collectively, the “Purchaser Guaranteed Obligations”); provided that the total liability of Purchaser Guarantor hereunder shall not exceed the liability of Purchaser under this Agreement and is limited in the aggregate to $115,000,000.

(b)  Demand. If Purchaser shall fail to pay in full any of the Purchaser Guaranteed Obligations, when and as the same shall become due, then any Seller shall be entitled to make a demand upon Purchaser Guarantor hereunder in writing specifying in reasonable detail (i) the provision of this Agreement of which Purchaser is in breach, (ii) in what manner and in what amount Purchaser has failed to pay pursuant to this Agreement and (iii) an explanation of why such payment is due with a specific statement by an officer of such Seller that such Seller is demanding payment by Purchaser Guarantor under the Purchaser Guaranty (hereinafter referred to as a “Purchaser Demand”). A single written Purchaser Demand shall be effective as to any specific default during the continuance of such default, until Purchaser or Purchaser Guarantor has cured such default, and additional written Purchaser Demands concerning such default shall not be required unless such default is cured and subsequently recurs.

(c)  Payment. Purchaser Guarantor shall, within thirty (30) Business Days following receipt of a Purchaser Demand, fully pay such Purchaser Guaranteed Obligations then due and owing as set forth in the Purchaser Demand to such account as the Seller issuing the Purchaser Demand may specify in writing to Purchaser Guarantor from time to time. Any payment made by Purchaser Guarantor hereunder shall, to the extent so made, discharge the obligations of Purchaser Guarantor hereunder with respect to such amounts paid.

(d)  Representation and Warranties. Purchaser Guarantor represents and warrants to Sellers as follows:

(i)  Each of the entities constituting the Purchaser Guarantor has been duly organized, and is validly existing, and in good standing under the laws of Australia.

(ii)  Purchaser Guarantor has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser Guarantor of this Agreement and the consummation by Purchaser Guarantor of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser Guarantor, and no other proceedings or approvals on the part of Purchaser Guarantor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser Guarantor and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of Purchaser Guarantor, enforceable against Purchaser Guarantor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(e)  Purchaser Guarantor’s Obligations Unconditional. The obligations of Purchaser Guarantor hereunder shall remain in full force and effect (subject to Section 9.3(i)) notwithstanding any act, omission, event or circumstance whatsoever, until full, valid and proper payment of the Purchaser Guaranteed Obligations.

(f)  Independent Obligations. The obligations of Purchaser Guarantor hereunder are independent of the obligations of Purchaser.

(g)  Waiver of Notice. Purchaser Guarantor unconditionally waives:

(i)  demands, protests, or notices as the same pertain to Purchaser;

(ii)  any right to require any Seller to proceed against Purchaser or to exhaust any security held by any Seller or to pursue any other remedy; and

(iii)  any defense based upon an election of remedies by any Seller, unless the same would excuse performance by Purchaser under this Agreement.

(h)  Subrogation. Purchaser Guarantor agrees with respect to the Purchaser Guaranty that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Purchaser Guaranteed Obligations until all of the Purchaser Guaranteed Obligations have been paid in full.

(i)  Termination. Subject to Section 9.3(j) below, the obligations of Purchaser Guarantor under this Section 9.3 shall terminate upon the earliest of (a) the termination of this Agreement prior to the Closing Date; provided that the obligations of Purchaser Guarantor hereunder shall survive with respect to any obligation of Purchaser arising prior to such termination and (b) the Closing Date.

(j)  Discharge; Reinstatement; Preference. If at any time any payment by or on behalf of Purchaser in respect of the Purchaser Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Purchaser or otherwise, Purchaser Guarantor’s obligations with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. If any payment by Purchaser Guarantor to any Seller is held to constitute a preference under any applicable bankruptcy laws, or if under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application with respect to creditors, any Seller is required to refund part or all of any payment or pay the amount thereof to any other party, such payment to such Seller shall not constitute a release from any liability hereunder, and Purchaser Guarantor’s liability hereunder shall be reinstated to the extent of such refund or payment to another party.

(k)  Expenses. Purchaser Guarantor agrees to pay all reasonable costs, expenses and fees, including all reasonable attorneys’ fees and expenses, that may be incurred by any Seller in enforcing the Purchaser Guaranty following any default on the part of Purchaser, if and to the extent Purchaser Guarantor fails to perform its obligations under the Purchaser Guaranty when due.

 ARTICLE X

DEFINITIONS AND INTERPRETATION

10.1  Defined Terms. The following terms are defined in the corresponding Sections of this Agreement:

Defined Term	Section Reference
Action	Section 5.7(a)
Affiliate Contracts	Section 3.14
Agreement	Preamble
Assignment Agreement	Section 1.5(d)
Audited 2004 Financial Statements	Section 3.3(a)
Breach Notice	Section 7.1(d)
Breakup Fee	Section 7.2
[REDACTED]
Claims	Section 8.3(b)
Claim Notice	Section 8.3(b)
Closing	Section 1.4
Closing Date	Section 1.4
Company	Preamble
Company Guaranty	Section 5.17
Company Contracts	Section 3.11(a)
Company Membership Interests	Preamble
Company Permits	Section 3.9(a)
Company Required Consents	Section 3.1(c)
Company Required Statutory Approvals	Section 3.1(d)
Company Subsidiary	Section 3.2(a)
CTA	Section 5.2(a)
Damages	Section 8.1
Deposit	Section 1.6
Direct Claim	Section 8.3(b)
Easements	Section 3.10(a)
Escrow Agent	Section 1.6
Escrow Agreement	Section 1.6
Final Termination Date	Section 7.1(c)
Financing Arrangements	Section 4.3
HQ	Preamble
[REDACTED]
[REDACTED]
HSR Act	Section 5.2(a)
Indemnified Party	Section 8.3(a)
Indemnified Person	Section 5.7(a)
Indemnifying Party	Section 8.3(a)
Independent Firm	Section 5.11(g)
Initial Termination Date	Section 7.1(c)

Defined Term	Section Reference
Insurance Policies	Section 3.15
Intellectual Property	Section 3.13
Interim Financial Statements	Section 3.3(b)
Leased Real Property	Section 3.10(a)
Liability Threshold	Section 8.4(a)
LIPA Guaranty	Section 5.12
Loan Agreement	Preamble
Loan Repayment Amount	Section 1.3
O&M Agreement	Section 5.16
Operating Agreement	Preamble
Owned Real Property	Section 3.10(a)
Party	Preamble
Proceeding	Section 8.3(b)
Purchase Price	Section 1.2
Purchaser	Preamble
Purchaser Demand	Section 9.3(b)
Purchaser Guaranteed Obligations	Section 9.3(a)
Purchaser Guarantor	Preamble
Purchaser Guaranty	Section 9.3(a)
Purchaser Required Consents	Section 4.2(b)
Purchaser Required Statutory Approvals	Section 4.2(c)
[REDACTED]
Securities Act	Section 4.5
Seller	Preamble
Seller Required Consents	Section 2.1(c)
Seller Required Statutory Approvals	Section 2.1(d)
Sellers	Preamble
Services Agreement	Section 5.16
Shellfish Guaranty	Section 5.12
TEHQ	Preamble
TEHQ Purchase Price	Section 1.5(a)
TEUS	Preamble
TEUS Purchase Price	Section 1.5(b)
Third Party Claim	Section 8.3(b)
Trans Demand	Section 9.1(b)
Trans Guaranteed Obligations	Section 9.1(a)
Trans Guarantor	Preamble
Trans Guaranty	Section 9.1(a)
Transaction	Section 1.1
[REDACTED]
Services Agreement	Section 5.16
UCI	Preamble
UCI Demand	Section 9.2(b)
UCI Guaranteed Obligations	Section 9.2(a)
UCI Guarantor	Preamble

Defined Term	Section Reference
UCI Guaranty	Section 9.2(a)
UCI Purchase Price	Section 1.5(c)
UIL	Preamble

10.2  Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including the Schedules), the following terms will have the meanings indicated below:

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

“Alternative Proposal” means any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction, other than pursuant to this Agreement, involving the Company or the Company Subsidiary or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of the Company or the Company Subsidiary.

“Business Day” means a day other than a Saturday, or Sunday or any other day on which banks are not required to be open or are authorized to close in New York, New York.

“Company Material Adverse Effect” means an event, fact, circumstance or effect that results in or causes a material adverse change in the business, assets or financial condition of the Company and the Company Subsidiary, taken as a whole, except to the extent such material adverse change results from or is caused by (i) changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, changes in general economic conditions, changes in electricity, gas, coal or other fuel supply and transportation markets, including changes to market prices for electricity, coal, steam, natural gas or other commodities, (ii) changes in transmission markets or effects of weather or meteorological events, (iii) changes in law, rule or regulation of any Governmental Entity or changes in regulatory conditions in the countries in which the Company or the Company Subsidiary operate, (iv) events or changes that are consequences of hostility, terrorist activity, acts of war or acts of public enemies, (v) changes in accounting standards, principles or interpretations, (vi) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or the transactions contemplated by this Agreement or any action by any Seller or its Affiliates contemplated by or required by this Agreement, or (vii) actions taken or not taken at the request of Purchaser, other than, in the case of foregoing clauses (ii), (iii), (iv) and (v), any such changes or events that affect the Company and the Company Subsidiary disproportionately.

“Confidentiality Agreement” means the letter agreement, dated June 28, 2005, between TransEnergie inc. and Babcock & Brown LP.

“Consent” means any written consent, approval, authorization, order, filing, registration or qualification of, by or with any Person.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or other Equity Interests, by contract or credit arrangement, as trustee or executor, or otherwise.

[REDACTED]

“Current Liabilities” means each and every liability of the Company or Company Subsidiary as reflected in the consolidated balance sheet of the Company as of Closing prepared in accordance with GAAP except (a) the liability for the Shellfish Agreement, (b) the liability for asset retirement obligations established in accordance with GAAP and (c) the principal amount of indebtedness under the Loan Agreement and all accrued interest thereon. The account references contained in this definition relate to the Audited 2004 Financial Statements and the Interim Financial Statements, in each case, in the form delivered to Purchaser prior to the date of this Agreement, and any change in the account balances arising from a change in the method of accounting for the LIPA Contracts resulting from EITF 01-8 shall be excluded when determining the balance in Working Capital at Closing.

“EITF 01-8” means Emerging Issues Task Force 01-8 of GAAP.

“Energy Policy Act of 2005” means the Energy Policy Act of 2005, Pub. L. No. 109-58, 119 Stat. 594 (2005).

“Environmental Law” means any foreign, federal, state, or local Law relating to (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Substances or (b) the preservation and protection of the environment (including natural resources, air and surface or subsurface land or waters).

“Equity Interests” means any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests, or any right to receive any economic benefit or right similar to or derived from the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Order” means an action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired (but without the requirement for expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Governmental Order” means any order, decree, ruling, injunction, judgment or similar act of or by any Governmental Entity.

“Hazardous Substance” means (a) any material, substance or waste (whether liquid, gaseous or solid) that (i) requires removal, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or other similar term) pursuant to any applicable Environmental Law or (ii) is regulated under applicable Environmental Laws as being, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and (b) any petroleum product or by-product, petroleum-derived substances wastes or breakdown products, asbestos or polychlorinated biphenyls.

“Knowledge” when used with respect to the Company, means the knowledge of any fact, circumstance or condition of those officers of the Company, the Company  Subsidiary or TEUS set forth on Schedule 10.2(c); when used with respect to a Seller, means the knowledge of any fact, circumstance or condition of those officers of such Seller or its Affiliates set forth on Schedule 10.2(d), and when used with respect to Purchaser, means the knowledge of any fact, circumstance or condition of those officers of Purchaser or its Affiliates set forth on Schedule 10.2(e).

“Law” means any law, statute, code, ordinance, regulation, rule, administrative order, constitution, principle of common law or treaty of or by any Governmental Entity or any arbitrator.

“Liabilities” means any and all known liabilities or indebtedness of any nature (whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, asserted or unasserted, determined or determinable and whenever or however arising).

“Lien” means any mortgage, lien, pledge, assessment, claim, charge, security interest, restriction on transfer, proxy or other voting agreement, or other legal or equitable encumbrances, or any other adverse claim.

“LIPA Contracts” means the Firm Transmission Capacity Purchase Agreement, entered into August 2, 2000 as Amended and Restated as of December 17, 2004, by and between the Company and Long Island Lighting Company d/b/a LIPA; the Bridge Period Firm Transmission Capacity Purchase Agreement by and between the Company and Long Island Lighting Company d/b/a LIPA, dated as of June 27, 2004; the Interim Firm

 Transmission Capacity Purchase Agreement between the Company and LIPA, dated March 10, 2004; and the Settlement Agreement for compensation from LIPA to the Company for cable operation during emergency period, dated March 15, 2004.

“Material” when used with respect to the Company, means material to the Company and the Company Subsidiary taken as a whole, and when used with respect to Purchaser, means material to Purchaser and its Subsidiaries, taken as a whole.

“Organizational Documents” means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Percentage Share” means, with respect to TEHQ, one percent (1%), with respect to TEUS, seventy-four percent (74%) and with respect to UCI, twenty-five percent (25%).

“Permits” means all permits, licenses, franchises, registrations, exemptions, variances, authorizations, consents, orders, certificates and approvals obtained from or otherwise made available by any Governmental Entity or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes (i) not due and payable or (ii) which are being contested in good faith by appropriate proceeding, (b) Liens of warehousemen, mechanics and materialmen and other similar statutory Liens incurred in the ordinary course of business with respect to a liability that is not yet due or delinquent or which is being contested in good faith and as to which adequate reserves are maintained, (c) any Liens that do not materially detract from the value of any of the applicable property, rights or assets of the businesses of the Company or the Company Subsidiary or materially interfere with the use thereof as currently used, (d) zoning, entitlement, conservation, restriction or other land use or environmental regulation by any Governmental Entity and (e) any Lien arising under (i) the Organizational Documents of the Company and the Company Subsidiary or (ii) any shareholders or similar agreement to which the Company or the Company Subsidiary is a party or by which it is bound.

“Person” means any natural person, firm, partnership, association, corporation, limited liability company, joint venture, trust, business trust, unincorporated organization, Governmental Entity or other entity.

[REDACTED]

“Purchaser Disclosure Schedule” means the Schedules setting forth certain disclosures of the Purchaser, or qualifications or exceptions to any of the Purchaser’s representations or warranties set forth in Article IV, which Schedules are delivered simultaneously with the execution and delivery of this Agreement.

“Purchaser Indemnified Parties” means Purchaser, Purchaser’s Affiliates, and their respective directors, officers, shareholders, members, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

“Purchaser Material Adverse Effect” means an event, fact, circumstance or effect that (i) results in or causes a material adverse change in the business, assets or financial condition of (a) Purchaser and its Subsidiaries taken as a whole or (b) Purchaser Guarantor and its Subsidiaries taken as a whole and (ii) materially and adversely affects the ability of Purchaser or Purchaser Guarantor to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Purchaser Guaranty, as the case may be.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the environment.

[REDACTED]

“Seller Indemnified Parties” means the Sellers, the Sellers' Affiliates, and their respective directors, officers, shareholders, members, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

"Seller Material Adverse Effect" means, with respect to any Seller, an event, fact, circumstance or effect that materially and adversely affects the ability of such Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

“Sellers Disclosure Schedule” means the Schedules setting forth certain disclosures of the Sellers, or qualifications or exceptions to any of the Sellers’ representations or warranties set forth in Article II or Article III, which Schedules are delivered simultaneously with the execution and delivery of this Agreement and may be supplemented in accordance with Section 5.13 hereof.

“Shellfish Agreement” means the Settlement Agreement by and between TEUS, Tallmadge Brothers, Inc., Briarpatch Enterprises, Inc. and Fair Haven Clam & Lobster, LLC, dated as of January 9, 2001, as assigned pursuant to the Assignment and Assumption Agreement dated September 19, 2001 by and between TEUS, as assignor, and the Company, as assignee, as supplemented by the Supplemental Clarifying Letter Agreement dated August 9, 2002 by and between the Company, Tallmadge Brothers, Inc., Briarpatch Enterprises, Inc. and Fair Haven Clam & Lobster, LLC.

“Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of

    Directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any tax, duty, charge, or other levy separately or jointly due or payable to, or levied or imposed by any Governmental Entity, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge, or other levy of any kind whatsoever, including any interest, penalty, or addition thereto, and any interest with respect to such addition or penalty.

“Tax Returns” means all tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

“Transaction Documents” means the Assignment Agreements, the Termination and Release Agreement, [REDACTED].

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including without limitation sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, controlling interest, real estate conveyance and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Violation” means any violation, breach, default, right of termination, cancellation or acceleration of any obligation.

“Working Capital” means Current Assets minus Current Liabilities. The Parties acknowledge and agree that any change in the account balances arising from a change in the method of accounting for the LIPA Contracts under EITF 01-8 shall be excluded when determining the balance in Working Capital at Closing.

10.3  Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)  references to Sections, Schedules, Exhibits and Parties are references to sections or sub-sections, schedules and exhibits of, and parties to, this Agreement;

(b)  the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;

(c)  words importing the singular include the plural and vice versa;

(d)  references to the word “including” do not imply any limitation;

(e)  the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(f)  references to “$” or “dollars” refer to U.S. dollars.

     ARTICLE XI

[REDACTED]

ARTICLE XII

GENERAL PROVISIONS

12.1  Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the Parties contained herein shall survive the Closing Date for a period of twelve (12) months following the date thereof; provided, however, that (i) the representations and warranties of the Sellers contained in Sections 2.1(b) (Authority), 2.2 (Right and Title to Company Membership Interests), 3.1(a) (Organization and Qualification), 3.1(b) (Authority) and 3.2 (Subsidiaries; Equity Interests; Capitalization) shall survive the Closing indefinitely, (ii) the representations and warranties of Purchaser contained in Sections 4.2(a) (Authority) shall survive the Closing indefinitely, (iii) the representations and warranties of the Sellers contained in Section 3.5 (Taxes) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof) which for the purpose of this Agreement shall commence upon the Closing Date, and (iv) the representations and warranties of the Sellers contained in Section 3.12 (Environmental) shall survive the Closing for a period of two (2) years following the Closing Date. All covenants and agreements contained in this Agreement that contemplate or provide for any rights, obligations or actions of any Party after the Closing shall survive the Closing until they are fully performed or terminated in accordance with their terms. No claim or cause of action for indemnification under Article VIII arising out of the inaccuracy or breach of any representation or warranty of the Sellers, the Company or Purchaser may be made following the termination of the applicable survival period; it being understood that in the event notice of any claim for indemnification under Section 8.1 or Section 8.2(a) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The Parties agree that, after the Closing Date, with respect to the Sellers, the Company and Purchaser, any claim or cause of action against any of the Parties, or any of their respective directors, members of the Management Committee, officers, employees, Affiliates, successors, permitted assigns, advisors, agents, or representatives based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained in this Agreement, or any other agreement, document or instrument to be executed and delivered in connection with this Agreement may be brought only as expressly provided in Article VIII.

12.2  Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax or telegram, as follows:

(a)  if to Purchaser, Purchaser Guarantor, or Company (post-Closing),

BBI CSC LLC Two Harrison Street, 6th Floor San Francisco, CA 94105 Fax: 415-512-1515 Telephone: 415-267-1500 Attention: President

    with a copy to:

Babcock & Brown LP 2 Sound View Drive Greenwich, CT 06830 Tel: 203- 862-4840 Fax: 203-862-4848 Attention: William M. Cordiano
Babcock & Brown LP 2 Harrison Street3 San Francisco, CA 94104 Tel: 415-512-1515 Fax: 415-267-1500 Attention: Eric Lillybeck
Babcock & Brown Infrastructure Limited Level 39 The Chifley Tower 2 Chifley Square Sydney NSW 2000 Australia Tel: +61 2 9229 1920 Fax: +61 2 9231 5619 Attention: Michael John Ryan
Nixon Peabody LLP Omni Plaza 30 South Pearl Street Albany, NY 12207 Tel: 518-427-2666 Fax: 518-427-2665 Attention: Richard M. Cogen, Esq.

(b)  if to HQ, TEHQ or TEUS,

TransÉnergie H.Q. Inc 740, rue Notre-Dame, bureau 800 Montréal, Québec H3C 3X6 Fax: 514-940-3456 Telephone: 514-282-8401 Attention: Benoit Goyette

with a copy to:
Hydro-Quebec 75 Renelevefque Montréal, Québec H2Z 1A4 Fax: 514 289-4215 Telephone: 514 289-4080 Attention: Pierre Gagnon General Counsel, Legal Affairs

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005 Fax: 202-393-5760 Telephone: 202-371-7300 Attention: Michael P. Rogan, Esq. Glenn J. Berger, Esq.

(c)  if to UCI or UCI Guarantor,

United Capital Investments, Inc. c/o UIL Holdings Corporation 157 Church Street New Haven, CT 06506 Fax: 203/499-3664 Telephone: 203/499-2000 Attention: Chief Financial Officer

with a copy to:

Wiggin and Dana, LLP One Century Tower P.O. Box 1832 New Haven, CT 06508 Fax: 203/782-2889 Telephone: 203/498-4400 Attention: Noel E. Hanf, Esq.

(d)  If to the Company (pre-Closing),

TransÉnergie H.Q. Inc 740, rue Notre-Dame, bureau 800 Montréal, Québec H3C 3X6 Fax: 514-940-3456 Telephone: 514-282-8401 Attention: Benoit Goyetter

or, in each case, at such other address as may be specified in writing to the other Parties.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by fax or telegram, on the next Business Day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail. For the purposes of this Section 12.2, notice to the Company shall not constitute notice to the Sellers, and vice versa.

12.3  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

12.4  Assignment; Successors; Third-Party Beneficiaries. This Agreement is not assignable by any Party without the prior written consent of all of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the foregoing, without the prior written consent of the Sellers and the Company, the Purchaser and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the Transaction Documents, to one or more of its Affiliates, or (b) its rights under this Agreement and the Transaction Documents, in each case, for collateral security purposes to any lender providing financing to the Purchaser or lessor pursuant to a lease financing transaction, and any such lender or lessor (or collateral agent acting on its behalf) may exercise all of the rights and remedies of the Purchaser hereunder and thereunder, and the Sellers and the Company agree to, and shall cause its Affiliates to, execute and deliver a consent in favor of such lenders or lessors (or collateral agent acting on their behalf) with respect to the collateral assignments contemplated by this Section 12.4 in form and substance reasonably satisfactory to the Sellers and the Company and containing customary and reasonable provisions for similar nonrecourse financings. Notwithstanding the foregoing, the Purchaser shall not be released or novated from any obligations assigned by the Purchaser pursuant to this Section 12.4. This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the successors and permitted assigns of the respective Parties, whether or not so expressed. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties hereto and the Indemnified Persons as set forth in Section 5.7 any right, remedy or claim under or by reason of this Agreement.

12.5  Amendment; Waivers; Etc. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any reference to Sellers “acting together” shall mean that the Sellers have unanimously agreed on any such act or omission described. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, or any failure or delay to exercise any right or privilege under this Agreement, shall not be construed as a waiver thereof or otherwise affect any of such provisions, rights or privileges under this Agreement.

12.6  Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in or delivered under this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to their subject matters.

12.7  Interpretation; Schedules. Items disclosed on one particular section of the Sellers Disclosure Schedule or the Purchaser Disclosure Schedule relating to one section of this Agreement shall be deemed to be constructively disclosed or listed in other sections of the Sellers Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, relating to other sections of this Agreement to the extent it is reasonably apparent on the face of such other sections of the Sellers Disclosure Schedule or the Purchaser Disclosure Schedule that such disclosure is applicable to such other sections of the Sellers Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be. The fact that any item of information is contained in any Schedule shall not be construed as an admission of liability under any applicable Law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is Material. Such information shall not be used as a basis for interpreting the term “Material,” “material,” “materially,” “materiality” or “Company Material Adverse Effect,” or any similar qualification in this Agreement.

12.8  Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination, to the greatest extent legally permissible, shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

12.9  Counterparts. This Agreement may be executed and delivered (including via facsimile) in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

12.10  Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

12.11  Venue. Each of the Parties (a) consents to submit itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the courts of the State of New York, in the City of New York, in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than the United States District Court for the Southern District of New York or the courts of the State of New York, in the City of New York.

12.12  Waiver of Jury Trial; Waiver of Immunity.

(a)  Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

(b)  Each Party agrees that in any legal action or proceeding against it or its assets in connection with this Agreement, no immunity from such legal action or proceedings (which shall include suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of it or with respect to its assets, irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order of judgment which may be made or given in such action or proceedings.

12.13  Obligations of Sellers Several and Not Joint. Purchaser acknowledges and agrees that the obligations of the Sellers under this Agreement are several, and not joint or joint and several. Without limiting the generality of the foregoing, each Seller’s liability to Purchaser with respect to any Liabilities, obligations or Damages owed to Purchaser hereunder by both the Sellers shall be limited to such Seller’s Percentage Share of such liability, obligation or Damage.

12.14  Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

12.15  No Right of Set-Off. Purchaser, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that such Purchaser or any of its successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

12.16  Currency. All amounts payable to or by any Party under this Agreement shall be paid in United States Dollars, unless otherwise expressly specified. All amounts set forth in this Agreement are denominated in United States Dollars unless otherwise expressly specified. In the event any conversion between United States Dollars and another currency is required in connection with this Agreement for any reason, such conversion shall be based on the average of the exchange rates for such conversion published in The Wall Street Journal on each of the five (5) Business Days preceding the day on which such conversion is to be calculated for the purposes of carrying out the terms of this Agreement. If The Wall Street Journal is not published on a Business Day in question, then the exchange rate published in The New York Times on such Business Day shall be used or, if neither is published on such Business Day, then the exchange rate quoted on such Business Day, or quoted on the nearest Business Day preceding such Business Day, by Citibank, N.A. (or its successor) in New York City, New York, shall be used.

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(591663; DC 2A)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

TRANSENERGIE HQ, INC.

By: /s/ Daniel Garant
Name: Daniel Garant
Title: President

TRANSENERGIE U.S. LTD.

By: /s/ Benoit Goyette
Name: Benoit Goyette
Title: Chairman of the Board

UNITED CAPITAL INVESTMENTS, INC.

By: /s/ Louis J. Paglia
Name: Louis J. Paglia
Title: President

CROSS-SOUND CABLE COMPANY LLC

By: /s/ Benoit Goyette
Name: Benoit Goyette
Title: Chairman of the Board

UNITED RESOURCES, INC.

By: /s/ Louis J. Paglia
Name: Louis J. Paglia
Title: Chief Financial Officer

HYDRO-QUEBEC

By: /s/ Daniel Garant
Name: Daniel Garant
Title: Executive Vice President Fiance
and Chief Financial Officer

BBI CSC LLC

By: /s/ William Cordiano
Name: William Cordiano
Title: President

BABCOCK & BROWN INFRASTRUCTURE
LIMITED

By: /s/ Steven Boulton
Name: Steven Boulton
Title: Chief Executive Officer

BABCOCK & BROWN INVESTOR SERVICES LIMITED

By: /s/ Peter Hofbauer
Name: Peter Hofbauer
Title: Director